Exhibit 4.1

EXECUTION COPY

UNIFI, INC.,

THE GUARANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

INDENTURE

Dated as of May 26, 2006

11 1/2% SENIOR SECURED NOTES DUE 2014

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06
(d)	7.06
314(a)	4.03
(b)	12.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	12.07
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.13
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means Not Applicable

*	This Cross-Reference Table is not part of this Indenture

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF INSTITUTIONAL ACCREDITED INVESTORS
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SCHEDULES

Schedule 1	Assets Held For Sale

INDENTURE dated as of May 26, 2006 among UNIFI, INC., a New York corporation (the “Company”), the guarantor entities listed on the signature pages hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Initial Notes, any Additional Notes and the Exchange Notes (in each case as defined herein):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) all or substantially all of the assets of another Permitted Business;

(2) Capital Stock of a Person engaged in a Permitted Business if such Person is or, after giving effect to such acquisition, becomes a Restricted Subsidiary of the Company;

(3) capital expenditures relating to an asset used or useful in a Permitted Business; or

(4) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means 11 1/2% Senior Secured Notes due 2014 of the Company (other than the Exchange Notes) issued in compliance with and under this Indenture after the Issue Date and having identical terms to the Initial Notes or the Exchange Notes, other than with respect to the date of issuance and issue price, first payment of interest and rights under a related Registration Rights Agreement, if any.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear or Clearstream, as the case may be, that apply to such transfer or exchange.

“Assets Held for Sale” means the machinery and equipment held for sale by the Company and its Restricted Subsidiaries as of the Issue Date, and identified on Schedule 1 to this Indenture, with an estimated appraisal value on the Issue Date not to exceed $17.0 million.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(2) a transfer of assets between or among the Company and the Guarantors; provided that in the case of a sale of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3) a transfer of assets between or among Restricted Subsidiaries that are not Guarantors or from a Restricted Subsidiary that is not a Guarantor to the Company or a Guarantor;

(4) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(5) the sale, lease or other transfer or disposition of equipment, inventory, raw materials or products in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(6) the creation of Permitted Liens and dispositions in connection with Permitted Liens;

(7) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property;

(8) foreclosure on assets;

(9) the sale or other disposition of cash or Cash Equivalents;

(10) a Restricted Payment that is permitted by Section 4.07 or a Permitted Investment;

(11) any Recovery Event;

(12) any transfer of property or assets that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13) a transfer or other disposition of Assets Held for Sale by the Company and its Restricted Subsidiaries so long as such Assets Held for Sale or the proceeds therefrom are transferred to a Permitted Joint Venture or an Unrestricted Subsidiary engaged in a Permitted Business;

(14) the sale, conveyance, disposition or other transfer of Equity Interests in any Permitted Joint Venture in existence on the Issue Date, which sale, conveyance, disposition or other transfer shall comply with Section 4.10(a)(1) and 4.10(a)(2); and

(15) any transfer or disposition of property or assets pursuant to Hedging Obligations permitted to be incurred under this Indenture.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Own” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or, if managed by managers, the board of managers or any committee thereof duly authorized to act on behalf of such board; and

(4) with respect to any other Person, the board of directors or governing body of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to the “Borrowing Base” as defined in the Credit Agreement as of such date.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, common stock, preferred stock or other corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of vote or participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars and in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(4) deposits, certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, money market deposits, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any lender party to the Credit Agreement as of the Issue Date or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having a rating of at least A-3 from Moody’s or P-3 from S&P and in each case maturing within six months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, (A) a “person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (B) any holding company whose only material asset is Equity Interests of the Company or any of its direct or indirect parent companies shall not itself be considered a “person” for purposes of clause (3) above so long as the owners of the Voting Stock of the Company or any of its direct or indirect parent companies immediately before giving effect to such transaction and the owners of the Voting Stock of such holding company immediately after giving effect to such transaction are substantially similar.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Collateral Documents.

“Collateral Account” means the First Priority Collateral Account or the Second Priority Collateral Account, as applicable.

“Collateral Agent” means U.S. Bank National Association, acting as the Collateral Agent under the Collateral Documents.

“Collateral Documents” means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Holders of the Notes and the Trustee or notice of such pledge, assignment or grant is given.

“Commission” means the United States Securities and Exchange Commission.

“Company” means Unifi, Inc., until a successor shall have become such pursuant to the applicable provisions of this Indenture , whereupon “Company” shall mean such successor.

“Company Order” means a written order of the Company signed by an Officer of the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charges to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; plus

(4) restructuring and acquisition integration costs and fees, including cash severance payments made in connection with restructurings and acquisitions; plus

(5) without duplication, for periods prior to the Issue Date, all items added back to “EBITDA” for purposes of calculating “Adjusted EBITDA” in footnote (1) under “Offering Memorandum Summary—Summary Historical Financial Data” in the Offering Memorandum; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, minus

(7) the net loss of any Person that is not a Restricted Subsidiary to the extent that such loss has been funded by an investment of cash from the Company or a Restricted Subsidiary made for the purpose of funding such loss, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization and other non-cash expenses of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or members.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any specified Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person;

(2) the amount of Net Income of any non-Guarantor Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that amount of Net Income is not at the date of determination permitted without any prior governmental approval (other than an approval that has already been obtained or, in the case of a Foreign Subsidiary, is reasonably likely to be obtained, in the good-faith judgment of the Company) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders or members;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) any non-cash gains, losses, income and expenses resulting from fair value accounting with respect to Hedging Obligations required by Statements of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;

(5) the net loss of any Person that is not a Restricted Subsidiary shall be excluded; and

(6) any charges resulting from the application of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” to dividends paid on Equity Interests (other than Disqualified Stock) shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than clause (3)(c) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(c) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of the Company and its Subsidiaries determined in accordance with GAAP as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items (other than liabilities under a Credit Agreement that has a Stated Maturity later than one year after such date of determination), and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means the office of the Trustee located at 60 Livingston Avenue, St. Paul, Minnesota 55107 or such other office as it shall notify the Company in writing.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 26, 2006, among the Company, certain of its Subsidiaries, Bank of America, N.A., as agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, extended, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and, with respect to the Company or any Guarantor, one or more debt facilities, commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, in each case, as amended, restated, modified, extended, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case, whether or not such amendment, restatement, modification, extension, renewal, refunding, replacement or refinancing occurs (i) with the original parties thereto, (ii) on one or more separate occasions or (iii) simultaneously or not with the termination or repayment of a prior Credit Agreement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.01 , in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.01 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes are scheduled to mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. Any class of Capital Stock of the Company that, by its terms, authorizes the Company to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock (other than Disqualified Stock) and that is not convertible into, puttable or exchangeable for Disqualified Stock, shall not be deemed to be Disqualified Stock so long as the Company satisfies its obligations with respect thereto solely by the delivery of Capital Stock (other than Disqualified Stock).

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any offer and sale for cash by the Company (or any direct or indirect parent of the Company to the extent the net proceeds therefrom are contributed to the equity capital of the Company) of Capital Stock (other than Disqualified Stock) after the Issue Date, other than (a) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees or (b) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities electing agency.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Notes” means the 11 1/2% Senior Secured Notes due 2014 issued by the Company under this Indenture in the Exchange Offer.

“Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth for such term in the Registration Rights Agreement.

“Excluded Assets” means:

(1) any property or assets owned by any Subsidiary of the Company which is not a Guarantor,

(2) any rights or interest of the Company or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) (i) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Company or any Restricted Subsidiary, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Company or a Guarantor and (ii) which, if in existence or the subject of rights in favor of the Company or any Guarantor as of the Issue Date and with respect to which a contravention or other violation caused or arising by its inclusion as Collateral has occurred, is listed and designated as such on a schedule to any such party’s perfection certificate required by the Collateral Documents or individually or collectively is not material to the conduct of the business of the Company or such Guarantor; provided that: (i) rights to payment under any such Contract otherwise excluded from the Collateral by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to the Company or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(3) any equipment of the Company or any Guarantor which is subject to, or secured by, a Capital Lease Obligation or Purchase Money Indebtedness if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not the Company or a Restricted Subsidiary contained in the agreements or documents granting or governing such Capital Lease Obligation or Purchase Money Indebtedness prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by the Company or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Company or any Guarantor with the proceeds of such Capital Lease Obligation or Purchase Money Indebtedness and attachments thereto or substitutions therefor; provided that all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such equipment and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the Holder of the Capital Lease Obligation or Purchase Money Indebtedness secured by such equipment;

(4) any Voting Stock that is issued by any Person not organized under the laws of the United States or any state of the United States or the District of Columbia and owned by the Company or any Guarantor, if and to the extent that the inclusion of such Voting Stock in the Collateral would cause the Collateral pledged by the Company or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of Voting Stock of such Person;

(5) any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock or other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement. In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental or other regulatory agency or stock exchange) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock or other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 and Rule 3-10 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock or other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental or other regulatory agency or stock exchange) of separate financial statements of such Subsidiary, then the Capital Stock or other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent permissible such that such subsidiary would not be subject to any such financial statement requirement; and

(6) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (5), unless such proceeds or products would otherwise constitute Collateral securing the Notes.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.

“First Priority Collateral” means substantially all of the assets (other than the Second Priority Collateral and other than Excluded Assets) of the Company and the Guarantors, including, but not limited to, the real property, fixtures, equipment, general intangibles with respect to any uncertificated securities representing the Capital Stock of any Subsidiary of the Company or the Guarantors and any Person in which the Company or a Guarantor has a direct interest, and investment property consisting of the Capital Stock of each Subsidiary of the Company or the Guarantors and each other Person in which the Company or a Guarantor has a direct interest, now owned or hereafter acquired by the Company and the Guarantors, as to which the Notes have a first-priority Lien.

“First Priority Collateral Account” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens (other than Liens securing obligations under the Credit Agreement) and includes all cash and Cash Equivalents received by the Collateral Agent from Asset Sales of First Priority Collateral, Recovery Events of First Priority Collateral, foreclosures on or sales of First Priority Collateral, any issuance of Additional Notes or any other awards or proceeds related to First Priority Collateral pursuant to the Collateral Documents.

“Fixed Charge Coverage Ratio” means with respect to any specified Person, the ratio of the Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which financial statements are available to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, Investments by the specified Person or any of its Restricted Subsidiaries in any Person if as a result of such Investment such Person becomes a Restricted Subsidiary of the specified Person and any redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary or a designation of a Restricted Subsidiary to an Unrestricted Subsidiary, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; provided that such pro forma calculations shall be determined in good faith by the Chief Financial Officer of the Company and shall be set forth in an Officer’s Certificate signed by the Company’s Chief Financial Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Company at the time of such execution, and (iii) that the steps necessary for the realization of such adjustments have been taken or are reasonably expected to be taken within 12 months following such transaction;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire four-quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(5) if any arrangement, instrument or agreement that does not constitute Indebtedness yet results in the incurrence of Fixed Charges is repaid, eliminated, reversed or discharged during such four-quarter reference period, such arrangement, instrument or agreement shall be deemed to have been repaid, eliminated, reversed or discharged as of the first day of such four-quarter reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations) in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividends, whether paid or accrued and (whether or not in cash) on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

For purposes of the foregoing, total Fixed Charges shall be determined by excluding any charges resulting from the application of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” with respect to payments made on Equity Interests other than Disqualified Stock.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.01(c)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means one or more global notes deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, bearing the Global Note Legend and having the “Schedule of Exchange of Interests in the Global Note” attached thereto and issued in accordance with Sections 2.01 and 2.07 .

“Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such Governmental Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any Person that guarantees the Notes; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with the provisions of this Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in connection with the ordinary course of business not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates; and

(3) other agreements or arrangements designed to manage fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” means any Person (which may include the Depositary or its nominee) in whose name the Notes are registered in the Registrar’s register.

“IAI Global Note” means one or more Restricted Global Notes that shall represent the aggregate principal amount of Notes sold to Institutional Accredited Investors.

“Indebtedness” means (without duplication), with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of letters of credit, banker’s acceptances or other similar instruments;

(4) representing the portion of Capital Lease Obligations (that does not constitute interest expense) and Attributable Debt;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any preferred stock (but excluding, in each case, any accrued dividends); or

(7) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet prepared in accordance with GAAP. For the avoidance of doubt, trade payables, accrued liabilities arising in the ordinary course of business, obligations of a Person other than principal and any liability for federal, state or local taxes or other taxes shall not be deemed to be Indebtedness.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Disqualified Stock of the specified Person or any Guarantor or preferred stock of a Restricted Subsidiary that is not a Guarantor, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to this Indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Stock or preferred stock;

(3) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured;

(4) in the case of the Guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation;

(5) in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time by such Person (after giving effect to any contractually permitted set-off); and

(6) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time, and provisions of the TIA that are deemed by the TIA to be a part hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $190,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2014 issued by the Company under this Indenture on the Issue Date.

“Initial Purchasers” means (i) with respect to the Initial Notes issued on the Issue Date, Lehman Brothers Inc. and Banc of America Securities LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related purchase agreement.

“Institutional Accredited Investor” means an institution that is an “accredited investor” pursuant to Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that is not also a QIB.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into on the Issue Date among the Company, the Guarantors, the Collateral Agent, on behalf of itself, the Trustee and the Holders of the Notes, and the agent under the Credit Agreement, on behalf of itself and the lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time,

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions, including purchases or acquisitions of Equity Interests, for consideration of cash, Cash Equivalents, Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed, without duplication, to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed, without duplication, to be an Investment made by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 4.07. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means May 26, 2006.

“Letter of Transmittal” means the letter of transmittal, if any, to be prepared by the Company and sent to all Holders of Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure debt or other similar documents securing Liens.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral, net of any cash amounts expended by the Company or its Restricted Subsidiaries to obtain such awards or proceeds or defend against such condemnation or eminent domain proceedings.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral, net of any cash amounts expended by the Company or its Restricted Subsidiaries to obtain such awards or proceeds.

“Net Income” means, with respect to any specified Person and its Restricted Subsidiaries, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss);

(3) any after-tax effect of income (or loss) from the early extinguishment of Indebtedness or from Hedging Obligations or other derivative instruments;

(4) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP; and

(5) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock, equity-based awards or other rights shall be excluded.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, consulting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness plus any accrued interest, fees, expenses, premiums, consent payments or liquidated damages in connection therewith, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (v) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets and (vi) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon. With respect to a Recovery Event, “Net Proceeds” shall mean the Net Award or Net Insurance Proceeds, as applicable, in respect of such Recovery Event, net of (i) taxes paid or payable as a result of the Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (ii) amounts required to be applied to the repayment of Indebtedness plus any accrued interest, fees, expenses, premiums, consent payments or liquidated damages in connection therewith, (iii) any reserve for adjustment in respect of the recovery amounts in respect of such asset or assets established in accordance with GAAP, and (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Recovery Event or having a Lien thereon.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender (other than by a pledge of the Capital Stock or other securities of the Person incurring such Non-Recourse Debt);

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Company or any stock or assets of its Restricted Subsidiaries or the assets of the Company (other than a pledge of the Capital Stock or other securities of the entity incurring the Non-Recourse Debt).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means U.S. Bank National Association, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes issued under this Indenture.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offer Amount” means (a) with respect to an Asset Sale Offer, the aggregate amount proposed to be used by the Company to purchase Notes and other pari passu Indebtedness or (b) with respect to a Collateral Sale Offer, the amount proposed to be used by the Company to purchase Notes.

“Offering Memorandum” means the final offering memorandum of the Company, dated May 17, 2006, in connection with the offering of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Assistant Secretary or any Vice President of such Person.

“Officer’s Certificate” means a certificate signed by an Officer which complies with the provisions of Section 13.05 .

“Opinion of Counsel” means an opinion from legal counsel, who is reasonably acceptable to the Trustee, which meets the requirements of Section 13.04 . The counsel may be an employee of or counsel to the Company or any Subsidiary. Such opinion may be subject to customary assumptions, exceptions and qualifications.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors (including, without limitation, the design, development, production, distribution and sale of yarns, fibers, textiles, fabrics and other related goods).

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any non-cash consideration received in connection with a disposition of assets excluded from the definition of “Asset Sales;”

(5) workers’ compensation, utility, performance, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business of the Company or such Restricted Subsidiary in an aggregate amount not to exceed $1.0 million at any one time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Hedging Obligations;

(9) repurchase of the Notes and related Subsidiary Guarantees;

(10) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred (provided that such terms may include such concessionary trade terms as the Company or its Restricted Subsidiary deems reasonable under the circumstances), and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(11) (a) Investments existing on the Issue Date and (b) Investments consisting of Equity Interests of Yihua Unifi Fibre Industry Company Limited received in exchange for the Indebtedness of Yihua Unifi Fibre Industry Company Limited owing to the Company or any subsidiary in an amount not to exceed the aggregate principal amount outstanding on the Issue Date;

(12) Guarantees issued in accordance with Section 4.09;

(13) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(14) Investments in Permitted Joint Ventures in an aggregate amount, together with all other Investments made pursuant to this clause (14), not to exceed 5.0% of Consolidated Net Tangible Assets (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (14) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above (to the extent the Investment is permitted under such clause) and shall cease to have been made pursuant to this clause (14).

(15) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16) Investments consisting of the licensing or sublicensing of intellectual property;

(17) Investments in Permitted Joint Ventures or Unrestricted Subsidiaries engaged in a Permitted Business made with the net proceeds from the sale or other disposition of Equity Interests in any Permitted Joint Venture in existence on the Issue Date, less the amount of any Investment made in such Permitted Joint Venture after the Issue Date; provided, however, that, in the case of sales of Equity Interests in a Permitted Joint Venture directly held on the Issue Date by Unifi or a Guarantor, (i) up to $15.0 million of the proceeds from such sales in the aggregate since the Issue Date may be used to make Investments pursuant to this clause (17) in any Permitted Joint Venture or Unrestricted Subsidiary engaged in a Permitted Business, and (ii) otherwise, the proceeds from such sales used to make Investments pursuant to this clause (17)

shall be used to make Investments in a Permitted Joint Venture or Unrestricted Subsidiary that is engaged in a Permitted Business and is directly held by Unifi or a Guarantor (and such Equity Interests in such Permitted Joint Venture or Unrestricted Subsidiary shall be included in the First Priority Collateral in accordance with the terms, provisions and exclusions of the Collateral Documents);

(18) transfers of Assets Held for Sale or Investments made with the proceeds from the sale of such Assets Held for Sale by the Company and its Restricted Subsidiaries to Permitted Joint Ventures or Unrestricted Subsidiaries engaged in a Permitted Business;

(19) contributions of assets or other property to a Permitted Joint Venture or an Unrestricted Subsidiary consisting of assets or other property received by the Company in connection with a contribution to the Company’s common equity capital or a purchase or issuance of the Company’s Equity Interests (other than Disqualified Stock of the Company); provided that such real property or other property is specifically identified in an Officer’s Certificate delivered to the Trustee; and

(20) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed $12.5 million; provided, however, that if any Investment pursuant to this clause (20) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above (to the extent the Investment is permitted under such clause) and shall cease to have been made pursuant to this clause (20).

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its Subsidiaries or otherwise, engaged principally in a Permitted Business, and the Capital Stock (or securities convertible into Capital Stock) of which is owned, directly or indirectly, by the Company or one or more of its Restricted Subsidiaries and one or more other Person other than the Company or any of its Subsidiaries or Affiliates; provided that such other Person or Persons shall own Capital Stock constituting (1) at least 25% of the Capital Stock and (2) at least 25% of the Voting Stock of such Permitted Joint Venture.

“Permitted Liens” means:

(1) Liens to secure Indebtedness and other Obligations under any Credit Agreement permitted by Section 4.09(b)(1) (and related Hedging Obligations); provided that any such Liens on First Priority Collateral shall be subject to the terms of the Intercreditor Agreement;

(2) Liens in favor of the Company or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in connection with the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such

Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the Issue Date;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) Liens to secure Indebtedness and other obligations (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness;

(9) statutory Liens or landlords and carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(12) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and minor defects in title or Liens or other exception to title that appear on a policy of title insurance, or a commitment to issue such a policy, with respect to any Collateral in favor of the Trustee on the Issue Date;

(13) Liens created for the benefit of (or to secure) the Notes or the related Subsidiary Guarantees or any Obligations owing to the Trustee or the Collateral Agent under this Indenture, the Collateral Documents or the Intercreditor Agreement;

(14) rights of banks to set off deposits against debts owed to said bank;

(15) Liens upon specific items of inventory or other goods and proceeds of the Company or its Subsidiaries securing the Company’s or any Restricted Subsidiary’s Obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens in favor of customs, revenue or other similar authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(18) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness, (y) accrued interest and (z) an amount necessary to pay any fees and expenses, including premiums, consent payments or liquidated damages, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(19) Liens with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(20) Liens under licensing or sublicensing agreements for use of intellectual property;

(21) Leases or subleases to third parties;

(22) Liens securing Indebtedness permitted by clauses (9), (10), (11), (13), (14) or (15) of Section 4.09(b);

(23) Liens encumbering deposits made to secure obligations arising from statutory, regulatory or contractual requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(24) Liens on materials, inventory or consumables and the proceeds therefrom securing trade payables relating to such materials, inventory or consumables;

(25) Factoring Liens relating to Indebtedness permitted to be incurred pursuant to this Indenture; and

(26) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (25) provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund or discharge other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses, premiums, consent payments or liquidated damages incurred in connection therewith);

(2) (a) if the Stated Maturity of the Indebtedness being refinanced is the same as or earlier than the Stated Maturity of the Notes, such Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, such Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(3) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the Notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; and

(5) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is the Company or any Guarantor, such refinancing Indebtedness is incurred either by the Company or by another Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.08 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the mutilated, lost, destroyed or stolen Note.

“Private Placement Legend” means the legend set forth in Section 2.01(c)(i)(A) to be placed on all Notes issued under this Indenture except where permitted to be omitted or removed by the provisions of this Indenture.

“Purchase Date” means, with respect to an Asset Sale Offer or a Collateral Sale Offer, the purchase date of the Notes tendered pursuant to such Asset Sale Offer or Collateral Sale Offer, as applicable.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds.

“Registration Rights Agreement” means (a) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated as of the Issue Date among the Company, the Guarantors and the Initial Purchasers, as such agreement may be amended, restated, modified or supplemented from time to time and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the Persons initially purchasing such Additional Notes under the related purchase agreement, as such agreement may be amended, restated, modified or supplemented from time to time.

“Registration Statement” means any registration statement filed under the Securities Act by the Company pursuant to the provisions of the Registration Rights Agreement relating to (a) an offering of Exchange Notes pursuant to an Exchange Offer or (b) the registration for resale of Notes issued in a transaction exempt from the registration requirements of the Securities Act pursuant to the Shelf Registration Statement.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means one or more Restricted Global Notes that shall represent the aggregate principal amount of Notes sold in reliance on Regulation S.

“Responsible Officer” means when used with respect to the Trustee, an officer within the Corporate Trust Division of the Trustee (or any successor unit, department or division of the Trustee), who has direct responsibility for the administration of this Indenture and, shall also include any officer of the Trustee to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restoration” has the meaning ascribed to it in the applicable Collateral Document.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Restricted Definitive Note or a Restricted Global Note, as the case may be.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means one or more Restricted Global Notes that shall represent the aggregate principal amount of Notes sold in reliance on Rule 144A.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by the Company or a Subsidiary on the Issue Date or thereafter acquired by the Company or a Subsidiary whereby the Company or a Subsidiary transfers such property or assets to a Person (other than the Company or a Restricted Subsidiary of the Company) and the Company or a Subsidiary leases such property or assets from such Person.

“Second Priority Collateral” means the inventory, accounts receivable, general intangibles (other than any uncertificated securities representing Capital Stock of any Subsidiary of the Company or the Guarantors and each Person in which the Company or a Guarantor has a direct interest), investment property (other than Capital Stock of any Subsidiary of the Company or the Guarantors and each Person in which the Company or a Guarantor has a direct interest), chattel paper, documents, instruments, supporting obligations, letter of credit rights, deposit accounts and other personal property, and all proceeds relating to any of the above, which secure the Credit Agreement on a first-priority basis, now owned or hereafter acquired by the Company and the Guarantors and other than Excluded Assets, as to which the Notes have a second-priority Lien.

“Second Priority Collateral Account” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens (other than Liens securing the Notes) and includes all cash and Cash Equivalents received by the Collateral Agent from Asset Sales of Second Priority Collateral, Recovery Events of Second Priority Collateral, foreclosures on or sales of Second Priority Collateral or any other awards or proceeds related to Second Priority Collateral pursuant to the Collateral Documents.

“Securities Act” means the Securities Act of 1933.

“Shelf Registration Statement” has the meaning set forth for such term in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement. For purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the Holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such Holders priority over the other Holders in the collateral held by them.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (or any comparable foreign entity) (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or a

Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Company’s payment Obligations pursuant to the terms of this Indenture and on the Notes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not and is not required to bear the Private Placement Legend.

“Unrestricted Note” means an Unrestricted Definitive Note or an Unrestricted Global Note, as the case may be.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (other than in the form of a pledge of its Capital Stock or other securities or a Guarantee of the Notes, the Subsidiary Guarantees or Obligations thereunder).

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any specified Person as of any date means (i) in the case of a corporation (or other similar entity), the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person, (ii) in the case of a partnership, partnership interests entitled to elect or replace the general partner (or equivalent person) thereof, (iii) in the case of a limited liability company, membership interests entitled, by contract or otherwise, to manage, or to elect to appoint the Persons that shall manage the operations or business of the limited liability company.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 1.02. Other Definitions

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authenticating Agent”	2.03
“Authentication Order”	2.03
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Collateral Sale Offer”	4.10
“Covenant Defeasance”	8.03
“Custodian”	6.01
“DTC”	2.01
“Event of Default”	6.01
“Excess Collateral Proceeds”	4.10
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“New York Corporate Trust Office”	4.02
“Paying Agent”	2.04
“Payment Default”	6.01
“Registrar”	2.04
“Restricted Payments”	4.07

SECTION 1.03. Incorporation by Reference of TIA

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. All terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.04. Rules of Construction

Unless the context otherwise requires or as otherwise specified:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) provisions apply to successive events and transactions;

(vi) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision;

(vii) references to sections of or rules under any statute shall be deemed to include amended, substitute, replacement of successor sections or rules adopted by the relevant authority from time to time; and

(viii) references to Sections or Articles shall be deemed to be references to Sections or Articles, respectively, of this Indenture, except where otherwise specified.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto; provided that only Global Notes shall have the “Schedule of Exchanges of Interests in the Global Note” attached thereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company, the Guarantors and the Trustee shall approve the forms of the Notes and any notation, legend or endorsement on them.

Each Note shall be dated the date of its authentication.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Each Global Note shall be deposited with the Note Custodian and registered in the name of the Depositary or the nominee of the Depositary and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, the Depositary or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 . The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Trustee shall act as Note Custodian with respect to the Global Notes in accordance with its agreement with DTC.

Notes initially offered and sold to QIBs in reliance on Rule 144A shall be issued in the form of one or more Rule 144A Global Notes.

Notes initially offered and sold outside the United States in reliance on Regulation S shall be issued in the form of one or more Regulation S Global Notes, which shall be deposited with the Note Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream.

(c) Legends.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof, other than Unrestricted Global Notes and Unrestricted Definitive Notes) shall bear the legend in substantially the following form:

“THE NOTES AND GUARANTEES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING ITS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A INSIDE THE UNITED STATES; (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL

GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THIS TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued in compliance with subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of Section 2.07 (and all Notes issued in exchange therefor or substitution thereof), and any Exchange Notes or Additional Notes issued pursuant to a registration statement that has been declared effective under the Securities Act, shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY ANY SUCH NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR NOMINEE OF A SUCCESSOR DEPOSITARY, OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. TRANSFERS OF THE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO., OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.”

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) OID Legend. To the extent required by Sections 1272, 1273 and 1275 of the Code, and any regulations issued regarding such sections, each Note issued at a discount to its stated redemption price at maturity shall bear a legend in substantially the following form:

“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE ISSUER AT 7201 WEST FRIENDLY AVENUE, GREENSBORO, NORTH CAROLINA 27410, ATTN: CHIEF FINANCIAL OFFICER, AND THE ISSUER WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.”

SECTION 2.02. Denominations

The Notes shall be in minimum denominations of $2,000 aggregate principal amount and integral multiples of $1,000 in excess thereof.

SECTION 2.03. Execution and Authentication

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Trustee shall, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate and deliver (i) on the Issue Date, the Initial Notes in aggregate principal amount of $190,000,000, (ii) subject to the provisions of Section 2.15, at any time and from time to time thereafter, Additional Notes in an aggregate principal amount specified in such authentication order and (iii) subject to the provisions of Section 2.07(f), Exchange Notes issued in exchange for a like principal amount of Initial Notes or Additional Notes tendered pursuant to an Exchange Offer. Such authentication order shall specify (i) the registered holder of each Note, (ii) the amount and maturity date of each Note to be authenticated, (iii) the date on which the Notes are to be authenticated, (iv) whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes, (v) whether such Notes shall bear the Global Note Legend and/or the Private Placement Legend and (vi) delivery instructions for the Notes. Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.11 or 9.05 or in connection with a Change of Control Offer pursuant to Section 4.15, an Asset Sale Offer or a Collateral Sale Offer pursuant to Section 4.10 or a redemption pursuant to Article 3.

An Officer of the Company shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note or a facsimile copy of such signature, no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note, or a facsimile copy of such signature, shall be conclusive evidence that the Note has been duly and validly authenticated and issued under this Indenture.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Company to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

SECTION 2.04. Registrar and Paying Agent

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Company shall use commercially reasonable efforts to cause each of the Registrar and the Paying Agent to maintain an office or agency in the Borough of Manhattan, The City of New York. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional Paying Agent.

The Company may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar. The Company initially appoints the Trustee to act as the Registrar and Paying Agent.

SECTION 2.05. Paying Agent to Hold Money in Trust

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium or Additional Interest, if any, or interest on any Notes is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such amount when due. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Interest, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.06. Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee, at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.07. Transfer and Exchange

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange

Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary, (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08, 2.11 and 9.05 . Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 or 9.05 , shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c), (d) or (f) .

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) if permitted under Section 2.07(a) , both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subparagraph (B)(1) above. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.07(f) , the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted Global Notes. Upon notification from the Registrar that all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act have been satisfied, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.07(g) .

(iii) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar and the Company receive the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee shall take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal, if any, or is deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by the Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such exchange or transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar and the Company receive the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in such case set forth in this subparagraph (D), if the Registrar or the Company so requests or the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.03 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

(v) Transfer or Exchange of Beneficial Interests in Unrestricted Global Notes for Beneficial Interests in Restricted Global Notes Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.07(a) , if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar and the Company of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Regulation S under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g), and the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.03 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.07(a) , a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal, if any, or is deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by the Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such exchange or transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar and the Company receive the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar and/or the Company, as applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.07(c)(ii), the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.03 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount, and the Trustee shall cause the aggregate principal amount at maturity of the applicable Restricted Global Note to be reduced in a corresponding amount pursuant to Section 2.07(g) .

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.07(a) , if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.07(b)(ii) , the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.07(g) , and the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.03 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any

Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar and the Company of the following documentation:

(A) if the holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to either of the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Restricted Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal, if any, or is deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by the Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such exchange or transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar and the Company receives the following:

(1) if the holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar and the Company request or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar and/or the Company, as applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Unrestricted Global Note.

(iv) Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(v) Issuance of Unrestricted Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest in an Unrestricted Global Note is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an applicable Unrestricted Global Note has not yet been issued, the Company shall issue, and, upon receipt of an Authentication Order in accordance with Section 2.03 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate one or more applicable Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by such holder’s attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal, if any, or is deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by the Registration Rights Agreement;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such exchange or transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar and the Company receive the following:

(1) if the holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of Section 2.07(e)(ii), the Trustee shall cancel such Restricted Definitive Note and the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.03 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue, and, upon receipt of an Authentication Order in accordance with Section 2.03, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount at maturity equal to the principal amount at maturity of the beneficial interests in the applicable Restricted Global Notes tendered for acceptance by Persons that make any and all certifications in the applicable Letter of Transmittal, if any, or are deemed to have made such certifications if delivery is made through the Applicable Procedures as may be required by such Registration Rights Agreement and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount at maturity equal to the principal amount at maturity of the Restricted Definitive Notes tendered for acceptance by Persons who made the foregoing certifications and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount at maturity of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Cancellation and/or Adjustment of Global Notes.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 . At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount at maturity of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 4.10, 4.15 and 9.05 ).

(iii) The Registrar shall not be required to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Company nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 Business Days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi) The Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 .

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The Trustee is hereby authorized and directed to enter into a letter of representations with the Depositary in the form provided by the Company and to act in accordance with such letter.

(x) Subject to compliance with any applicable additional requirements contained in this Article, when a Note is presented to the Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate, each in the form included in Exhibits A, B and C attached hereto, as applicable, and in form satisfactory to the Registrar and each duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained for such purpose pursuant to Section 2.04, the Company shall execute, and the Trustee shall authenticate, Notes of a like aggregate principal amount at maturity at the Registrar’s request.

(xi) Any Registrar appointed pursuant to Section 2.04 shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(xii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xiii) None of the Company, the Trustee or any Paying Agent shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of or transfers of, beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(xiv) None of the Company, the Trustee or the Registrar shall have any liability for any acts or omissions of the Depositary, for any Depositary records of beneficial interests, for any transaction between the Depositary or any Participant and/or beneficial owners, for any transfers of beneficial interests in the Notes, or in respect of any transfers effected by the Depositary or by any Participant or any beneficial owner of any interest in any Notes held through any such Participant.

SECTION 2.08. Mutilated, Destroyed, Lost or Stolen Notes

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue, and the Trustee, upon receipt of an Authentication Order or in accordance with a previously delivered Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any Authenticating Agent from any loss, claim or expense that any of them may suffer if a lost or stolen Note is replaced and/or presented for payment. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.08 is an additional obligation of the Company and any other obligor upon the Notes and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The Company and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its sole discretion may pay such Note instead of issuing a new Note in replacement thereof.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10 , a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 , it ceases to be outstanding unless the Company and the Trustee receive proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding, and interest on it ceases to accrue.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. New York City time, on a redemption date or other maturity date money sufficient to pay all principal, premium and Additional Interest, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be deemed not to be outstanding, except that for the purposes of determining whether the

Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.11. Temporary Notes

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.12. Cancellation

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation in accordance with customary practices (subject to the record retention requirement of the Exchange Act) and, upon request, deliver a certificate of such destruction to the Company unless the Company directs the Trustee to deliver canceled Notes to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.13. Defaulted Interest

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 . The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.14. Computation of Interest

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.15. Issuance of Additional Notes

The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the

Issue Date or the Exchange Notes, other than with respect to the date of issuance and issue price, first payment of interest and rights under a related Registration Rights Agreement, if any; provided, however, that the net cash proceeds from any such issuance of Additional Notes shall be deposited into the First Priority Collateral Account and invested by the Company in Additional Assets; provided, further, that at least 95% of such net cash proceeds shall be used to acquire or invest in Additional Assets which are assets of the type that would constitute First Priority Collateral and which upon their acquisition shall constitute First Priority Collateral in accordance with the provisions of the Intercreditor Agreement.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount at maturity of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP number and corresponding ISIN of such Additional Notes; and

(c) whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit A to this Indenture or shall be issued in the form of Exchange Notes as set forth in Exhibit A to this Indenture.

SECTION 2.16. One Class of Notes

The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture; provided, however, that to the extent that any Notes are issued at a discount to their stated redemption price at maturity and bear the legend required by Section 2.01(c)(iii), each group of Notes bearing a given amount of original issue discount shall be treated as a separate class only for purposes of the transfer and exchange provisions of this Section 2.06.

SECTION 2.17. CUSIP, ISIN or Other Similar Numbers

The Company in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP,” “ISIN” or other similar numbers in notices of redemption or offers to purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or offer to purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or offer to purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP,” “ISIN” or other similar numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01. Notices to Trustee

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 , the Company shall furnish to the Trustee, at least 30 days but not more than 60 days (unless a shorter period is acceptable to the Trustee and except that such Officer’s Certificate may be provided more than 60 days prior to the redemption date if it is furnished in connection with a defeasance of Notes or a satisfaction and discharge of the Indenture) before a redemption date, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price (expressed as a percentage or principal amount).

SECTION 3.02. Selection of Notes to Be Redeemed

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 35 days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and a form of notice setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04. Effect of Notice of Redemption

Once notice of redemption is mailed in accordance with Section 3.03 , Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 3.05. Deposit of Redemption Price

On or prior to the redemption date (or such later time to which the Trustee may reasonably agree), the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date. Subject to applicable abandoned property laws, the Trustee or the Paying Agent shall promptly, upon request, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed in Part

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Optional Redemption

(a) Except as set forth in clause (b) of this Section 3.07, the Company shall not have the option to redeem the Notes pursuant to this Section 3.07 prior to May 15, 2010. On and after such date, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest thereon, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2010	105.750%
2011	102.875%
2012 and thereafter	100.000%

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the Note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Company.

(b) Notwithstanding the provisions of clause (a) of this Section 3.07, at any time prior to May 15, 2009, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes (without duplication for Exchange Notes issued in exchange for Notes issued under this Indenture) issued under this Indenture (including Additional Notes) on any Business Day, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings, provided that (1) at least 65% of the aggregate principal amount of Notes (without duplication for Exchange Notes issued in exchange for Notes issued under this Indenture) issued under this Indenture (excluding Notes held by the Company and its Subsidiaries but including Additional Notes) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

SECTION 3.08. Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes

The Company shall pay or cause to be paid the principal of or premium, if any, Additional Interest, if any, or interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest and Additional Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal of or premium, if any, Additional Interest, if any, or interest on the Notes then due. The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

The Company shall make all interest, premium, if any, Additional Interest, if any, and principal payments by wire transfer of immediately available funds to any Holder who shall have given written directions to the Company or the Paying Agent to make such payments by wire transfer pursuant to the wire transfer instructions supplied to the Company or the Paying Agent by such Holder on or prior to the applicable record date. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Payments in respect of Notes represented by a Global Note (including interest, premium, if any, Additional Interest, if any, and principal payments) shall be made by wire transfer of immediately available funds to the accounts specified by DTC.

SECTION 4.02. Maintenance of Office or Agency

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Trustee, 100 Wall Street, 16th Floor, New York, New York (the “New York Corporate Trust Office”).

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the New York Corporate Trust Office as one such office or agency of the Company in accordance with Section 2.04.

SECTION 4.03. Reports

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared in all material respects in accordance with the rules and regulations of the Commission applicable to such reports. Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s registered independent accountants.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Whether or not required by the Commission, the Company shall file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company’s reporting obligations with respect to clauses (1) and (2) above shall be deemed satisfied in the event the Company files such reports with the Commission on EDGAR (or any successor system) and delivers a copy of such reports to the Trustee.

If, at any time after consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding paragraphs with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company shall not take any action for the sole purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company shall post such reports on its website within the time periods that would apply if the Company was required to file those reports with the Commission.

In addition, for so long as any Notes remain outstanding, if at any time the Company is not required to file with the Commission the reports required by the preceding paragraphs, it shall furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time the Notes are Guaranteed by a direct or indirect parent of the Company, and such company is subject to and has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the Commission on EDGAR (or any successor system), the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act), the Company shall be deemed to be in compliance with the provisions of this covenant. Any information filed or furnished to the Commission via EDGAR (or any successor system) shall be deemed to have been made available to the registered Holders of the Notes. The subsequent filing or making available of any report required by this covenant shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such report within the required time frame.

SECTION 4.04. Compliance Certificate

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to the Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as possible and in any event within 10 Business Days after any Officer becoming aware of any Event of Default, an Officer’s Certificate specifying such Event of Default, its status and what action the Company is taking or proposes to take with respect thereto, unless such Event of Default shall have been previously cured or waived.

SECTION 4.05. Taxes

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent all material taxes, assessments, and governmental charges levied or imposed upon the Company or any Restricted Subsidiary, except such as are contested and by appropriate proceedings or where the failure to pay or discharge the same would not have a material adverse effect on the ability of the Company to perform its obligations under the Notes or this Indenture.

SECTION 4.06. Stay, Extension and Usury Laws

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors covenants (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Restricted Payments

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee, except a payment of interest or principal at the Stated Maturity thereof or a payment of principal within 90 days of Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount, without duplication, of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (11) and (12) of Section 4.07(b) below), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first fiscal quarter beginning after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; provided that no amount shall be included under this clause (c) to the extent it is already included in Consolidated Net Income, plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(e) 50% of any dividends or other distributions received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends or other distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) The preceding provisions shall not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice the dividend or redemption payment would have been permitted by the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 60 days of such Restricted Payment (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or from the contribution of common equity capital to the Company within 60 days of such Restricted Payment; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, satisfaction and discharge, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is Subordinated Indebtedness in exchange for, or out of the net cash proceeds of the incurrence within 60 days of such defeasance, satisfaction and discharge, redemption, repurchase or other acquisition or retirement of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries or their estates or heirs pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such Equity Interests repurchased, redeemed, acquired or retired pursuant to this clause may not exceed $1.0 million in the aggregate in any twelve month period; provided, however, that amounts available pursuant to this clause (5) to be utilized for any Restricted Payments described in this clause (5) during any twelve month period may be carried forward and utilized in any subsequent twelve month period, up to a maximum of $2.0 million in any twelve month period;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price thereof;

(7) the declaration and payment of regularly scheduled or accrued dividends to Holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary

of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a);

(8) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent to pay:

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(c) reasonable salary, bonus and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, and

(d) general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(9) the purchase of fractional shares by the Company upon conversion of any securities of the Company into Equity Interests of the Company;

(10) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness subordinated to the Notes (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to those contained in Section 4.15 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those contained in Section 4.10 ; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or acquisition or retirement, the Company has made the Change of Control Offer, Collateral Sale Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Sale and has completed, if applicable, the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Collateral Sale Offer or Asset Sale Offer;

(11) payments of intercompany Subordinated Indebtedness the incurrence of which was permitted under Section 4.09; and

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment that is required to be valued by this covenant shall be determined by the Board of Directors of the Company acting in good faith, whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant, and such Restricted Payment shall be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock) or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, Section 4.08(a) above shall not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date as reasonably determined by the Company;

(2) this Indenture, the Notes, the related Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any

Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, including any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing such original agreement or instrument, as reasonably determined by the Company; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) in the case of Section 4.08(a)(3) above:

(a) a lease, license or similar contract that restricts in a customary manner the subletting, assignment or transfer of any subject property or asset, or the assignment or transfer of any such lease, license or other contract;

(b) mortgages, pledges or other agreements or instruments permitted under this Indenture securing Indebtedness of the Company or any of its Restricted Subsidiaries to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other agreements or instruments; or

(c) reciprocal easement agreements of the Company or any of its Restricted Subsidiaries containing customary provisions restricting dispositions of the subject real property interests;

(6) leases and other agreements containing net worth provisions entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(7) purchase money obligations, mortgage financings, Capital Lease Obligations and other similar obligations permitted under this Indenture that, in each case, impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) above;

(8) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under this Indenture that restricts the sale of assets, distributions, loans or other activities by that Restricted Subsidiary pending the consummation of such sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the dividend and other payment restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as reasonably determined by the Company;

(10) agreements and other instruments evidencing Liens securing Indebtedness otherwise permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens, including Permitted Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements permitted by this Indenture; provided that such restrictions apply only to the assets or property subject to such agreements;

(12) Indebtedness of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;

(13) restrictions on cash or other deposits or net worth under contracts or leases entered into in the ordinary course of business;

(14) any instrument governing any Indebtedness or Capital Stock of a Person that is an Unrestricted Subsidiary as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Restricted Subsidiary, or the property or assets of the Person who became a Restricted Subsidiary, including any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing such original agreement or instrument, as reasonably determined by the Company; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(15) encumbrances or restrictions existing pursuant to the subordination provisions of any Indebtedness that is permitted to be incurred under this Indenture; and

(16) Indebtedness permitted to be incurred under Section 4.09(b)(15).

SECTION 4.09. Incurrence of Indebtedness

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

(b) Section 4.09(a) above shall not prohibit:

(1) the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under one or more Credit Agreements in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $100.0 million and (y) the Borrowing Base, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Agreement or to repay any revolving credit Indebtedness under a Credit Agreement and effect a corresponding commitment reduction thereunder pursuant to Section 4.10 ;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and the related Subsidiary Guarantees to be issued on the Issue Date and the Exchange Notes and the related Subsidiary Guarantees to be issued under this Indenture in exchange therefor pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money or other similar obligations with respect to assets other than Capital Stock or other Investments, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, use, installation or improvement of property, plant or equipment used in a Permitted Business, and Attributable Debt, in an aggregate principal amount not to exceed the greater of (x) $7.5 million and (y) 1.0% of the Company’s Consolidated Net Tangible Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, discharge, defease or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5) or (12) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or such Subsidiary Guarantee, in the case of a Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company, (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company or a Restricted Subsidiary of the Company or (iii) the designation of a Restricted Subsidiary which holds Indebtedness as an Unrestricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is (a) pari passu in right of payment to the Notes or any Subsidiary Guarantee, then the related Guarantee shall rank equally in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, or (b) subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the related Guarantee shall be subordinated in right of payment to the same extent to the Notes or such Subsidiary Guarantee, as the case may be;

(9) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) in the ordinary course of business inadvertently drawn against insufficient funds, provided, however, that such Indebtedness is extinguished within five Business Days after incurrence;

(10) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries incurred in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, standby letters of credit, statutory clauses of lessors, licensees, contractors, franchisees or customers, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries, in each case, in the ordinary course of business;

(11) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries arising from any agreement of the Company or any Restricted Subsidiary providing for indemnities, guarantees, purchase price adjustments, earn-outs, letters of credit, surety bonds, performance bonds, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the disposition of assets of the Company or any Restricted Subsidiary, including, without limitation, any Capital Stock of any Restricted Subsidiary of the Company;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt related to the acquisition of a Permitted Business or an asset used in a Permitted Business if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence of Acquired Debt determined immediately after giving effect to such incurrence and the related acquisition (including through a merger, consolidation or otherwise) is equal to or greater than the Fixed Charge Coverage Ratio of the Company determined immediately before giving effect to such incurrence and the related acquisition;

(13) Indebtedness of (i) Foreign Subsidiaries of the Company incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (13) the greater of (x) $5.0 million and (y) 1.0% of the Consolidated Net Tangible Assets of the Company and (ii) Indebtedness of Unifi do Brasil, Ltda in an aggregate principal amount at any time outstanding not to exceed $12.0 million, which Indebtedness is secured by certain cash deposits of Unifi do Brasil, Ltda with a Brazilian bank;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes or satisfy the satisfaction and discharge of this Indenture as described in Article 8 and Section 11.01; and

(16) the incurrence by the Company or any Guarantor of additional Indebtedness, together with all other Indebtedness incurred pursuant to this clause (16) that is at the time outstanding, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $15.0 million.

(c) The Company shall not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt. If any Non-Recourse Debt of an Unrestricted Subsidiary

shall at any time cease to constitute Non-Recourse Debt or such Unrestricted Subsidiary shall be redesignated a Restricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

(d) For purposes of determining compliance with this Section 4.09:

(1) in the event that any Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (16) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, will be permitted to classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant; provided that Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by Section 4.09(b)(1);

(2) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same, or less onerous, terms, the reclassification of preferred stock of the Company or any Guarantor as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, the accrual of dividends on Disqualified Stock or preferred stock and the accretion of the liquidation preference of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof shall be included in the Fixed Charges of the Company;

(3) if obligations in respect of letters of credit are incurred pursuant to a Credit Agreement and are being treated as incurred pursuant to Section 4.09(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(5) for the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(e) Upon any replacement or refinancing of any Credit Agreement or any portion thereof with a lender that does not become a party to the Intercreditor Agreement, the Trustee shall enter into an intercreditor agreement with such lender with terms that are not materially different to the Trustee or the Holders of Notes than those contained in the Intercreditor Agreement.

SECTION 4.10. Asset Sales

(a) The Company shall not, and shall not permit any of the Guarantors to, consummate an Asset Sale of Collateral unless:

(1) the Company or such Guarantor, as the case may be, receives consideration at least equal to the fair market value of the Collateral sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale);

(2) the fair market value is determined (i) by the Company’s Chief Executive Officer or Chief Financial Officer and set forth in an Officer’s Certificate delivered to the Trustee or (ii) for assets with a fair market value in excess of $5.0 million, by the Company’s Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officer’s Certificate delivered to the Trustee;

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Guarantor is in the form of cash or Cash Equivalents and 100% of the Net Proceeds therefrom (other than any consideration that is deemed to be cash pursuant to paragraph (f)(3) below) is deposited directly by the Company into the applicable Collateral Account, in each case, in accordance with the Intercreditor Agreement; provided that at any time prior to the termination of the Credit Agreement such Net Proceeds with respect to Second Priority Collateral shall be deposited in accordance with the provisions of the Credit Agreement and the Intercreditor Agreement; and

(4) the remaining consideration from such Asset Sale that is not in the form of cash or Cash Equivalents (including any consideration that is deemed to be cash pursuant to paragraph (f)(3) below) is thereupon with its acquisition pledged as First Priority Collateral to secure the Notes, in the case of an Asset Sale of First Priority Collateral, or as Second Priority Collateral, in the case of an Asset Sale of Second Priority Collateral in accordance with the Intercreditor Agreement.

For purposes of determining whether an Asset Sale of Collateral constitutes an Asset Sale of First Priority Collateral or an Asset Sale of Second Priority Collateral, the consideration received from the sale of Equity Interests in a Guarantor shall be allocated among the assets of such Person.

In the case of an Asset Sale of Second Priority Collateral, any Net Proceeds shall be deposited and applied in accordance with the Intercreditor Agreement.

Within 360 days after the deposit into the First Priority Collateral Account of any Net Proceeds from an Asset Sale of First Priority Collateral or Recovery Events (as described below) with respect to First Priority Collateral, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds to invest in Additional Assets; provided, that at least 95% of such Net Proceeds shall be used to invest in Additional Assets which are assets of the type that would constitute First Priority Collateral and which upon their acquisition shall constitute First Priority Collateral in accordance with the provisions of the Intercreditor Agreement. Any Net Proceeds from an Asset Sale of Collateral that are deemed to be cash pursuant to paragraph (f)(3) below shall be deemed to have been invested in Additional Assets at the time of such Asset Sale of Collateral for purposes of the preceding sentence.

All of the Net Proceeds received by the Company or the Guarantors, as the case may be, from any Recovery Event with respect to First Priority Collateral shall be deposited directly into the First Priority Collateral Account and may be withdrawn by the Company or such Guarantor to be invested in Additional Assets (which may include performance of a Restoration of the affected First Priority Collateral) in accordance with the preceding paragraph within 360 days after the deposit into the First Priority Collateral Account of any such Net Proceeds. Any Net Proceeds from a Recovery Event with respect to Second Priority Collateral shall be deposited and applied in accordance with the Intercreditor Agreement.

Any Net Proceeds from Asset Sales of Collateral or Recovery Events that are not applied or invested as provided in this subsection (a) or in accordance with the Collateral Documents shall constitute “Excess Collateral Proceeds.” No later than the 365th day after the Asset Sale of Collateral or the deposit into the applicable Collateral Account of the Net Proceeds from a Recovery Event pursuant to this subsection (a) (or, at the Company’s option, such earlier date as it may choose), if the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company shall make an offer (a “Collateral Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes to which the Collateral Sale Offer applies that may be purchased out of the Excess Collateral Proceeds. The offer price in any Collateral Sale Offer shall be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, and shall be payable in cash, in each case, in integral multiples of $1,000; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Sales of Second Priority Collateral, the Company may, prior to making a Collateral Sale Offer, make a prepayment with respect to Indebtedness that is secured by such Second Priority Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders of Notes in accordance with this paragraph. If any Excess Collateral Proceeds remain after consummation of a Collateral Sale Offer, the Company may use those Excess Collateral Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered in such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the portion of each Note to be purchased shall be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Collateral Sale Offer or the application of Excess Collateral Proceeds pursuant to the second sentence of this paragraph, the amount of Excess Proceeds shall be reset at zero.

(b) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Collateral) unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale);

(2) the fair market value is determined (i) by the Company’s Chief Executive Officer or Chief Financial Officer and set forth in an Officer’s Certificate delivered to the Trustee or (ii) for assets with a fair market value in excess of $5.0 million, by the Company’s Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officer’s Certificate delivered to the Trustee; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale (other than an Asset Sale of Collateral), the Company or any of its Restricted Subsidiaries may apply such Net Proceeds at its option to:

(A) repay, purchase or otherwise retire the Notes;

(B) repay, purchase, or otherwise retire other Indebtedness of the Company or a Guarantor (and to correspondingly reduce commitments with respect thereto) that is pari passu with the Notes; provided that the Company shall also equally and ratably offer to reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase the pro rata principal amount of Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, to the repurchase date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(C) repay or repurchase Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another of its Restricted Subsidiaries; or

(D) acquire or invest in Additional Assets.

Any Net Proceeds from an Asset Sale that are deemed to be cash pursuant to Section 4.10(f)(3) below shall be deemed to have been invested in Additional Assets at the time of such Asset Sale for purposes of the preceding sentence. Pending the final application of any Net Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales (other than Asset Sales of Collateral) that are not applied or invested as provided in the second preceding paragraph shall constitute “Excess Proceeds.” No later than the 365th day after such Asset Sale (or, at the Company’s option, such earlier date as it may choose), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to, but excluding, the date of purchase, and will be payable in cash, in each case, in integral multiples of $1,000. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company to the Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(c) (A) Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, hand delivery or by electronic means through the Depositary, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials

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necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to Section 4.10(b) and this Section 4.10(c)(A) and that such Asset Sale Offer shall remain open for the period required under applicable law;

(2) the Offer Amount attributable to the Notes, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest and Additional Interest, if any;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest, and Additional Interest, if any, as of and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(6) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the offer period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that, if the aggregate principal amount of Notes and such other pari passu Indebtedness tendered by Holders in such Asset Sale Offer exceeds the Offer Amount, the Company shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of Notes and such other pari passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 aggregate principal amount at maturity, or integral multiples thereof, shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes and such other pari passu Indebtedness or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes, and such other pari passu Indebtedness or portions thereof tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes, and such other pari passu Indebtedness or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10(c)(A). The Company, the Depositary or the Paying Agent, as the case may be, shall on the Purchase Date mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer as promptly as practicable after the Purchase Date.

(B) Upon the commencement of a Collateral Sale Offer, the Company shall send, by first class mail, hand delivery or by electronic means through the Depositary a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral Sale Offer. The Collateral Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Collateral Sale Offer, shall state:

(1) that the Collateral Sale Offer is being made pursuant to Section 4.10(a) and this Section 4.10(c)(B) and that such Collateral Sale Offer shall remain open for the period required under applicable law;

(2) the Offer Amount attributable to the Notes, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest and Additional Interest, if any;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Collateral Sale Offer shall cease to accrue interest, and Additional Interest, if any, as of and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to any Collateral Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(6) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the offer period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that, if the aggregate principal amount of Notes tendered by Holders in such Collateral Sale Offer exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 aggregate principal amount at maturity, or integral multiples thereof, shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Collateral Sale Offer, or if less than the Offer Amount has been tendered, all Notes or portions thereof tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10(c)(B). The Company, the Depositary or the Paying Agent, as the case may be, shall on the Purchase Date mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Collateral Sale Offer as promptly as practicable after the Purchase Date.

(C) If the Purchase Date for an Asset Sale Offer or a Collateral Sale Offer is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a Note is registered at the close of business on such record date, and no interest or Additional Interest, if any, will be payable to Holders who tender Notes pursuant to the Collateral Sale Offer or Asset Sale Offer.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Collateral Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

(e) For purposes of this Section 4.10, the Company, a Guarantor or a Restricted Subsidiary shall be deemed to have applied Net Proceeds within such 360-day period if, within such 360-day period, it has entered into a binding commitment or agreement to invest such Net Proceeds and continues to use all reasonable efforts to so apply such Net Proceeds as soon as practicable thereafter and that investment is substantially completed within 395 days after the date of such Asset Sale. Upon any abandonment or termination of such commitment or agreement or upon the failure to substantially complete such investment within such 395 day period, the Net Proceeds not applied will constitute Excess Collateral Proceeds or Excess Proceeds, as applicable.

(f) For purposes of this Section 4.10, each of the following shall be deemed to be cash:

(1) the amount of any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 20 Business Days following consummation of the Asset Sale, subject to normal settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); and

(3) any stock or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (1), (2) or (4) of the definition of “Additional Assets.”

SECTION 4.11. Transactions with Affiliates

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction in arm’s-length dealings by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a written resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that a majority of the disinterested members of the Board of Directors have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a written opinion issued by an independent accounting, appraisal or investment banking firm of national standing to the effect that (a) the financial terms of such Affiliate Transaction are fair to the Company of such Restricted Subsidiary from a financial point of view or (b) such Affiliate Transaction is not materially less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.11(a) above:

(1) reasonable and customary (a) directors’ fees and indemnification and similar arrangements, (b) consulting fees and agreements, (c) officers and employee salaries, bonuses and employment agreements (including indemnification arrangements), and (d) compensation or employee benefit arrangements and incentive arrangements with any officer, director, employee or consultant entered into in the ordinary course of business or approved by the Company’s Board of Directors (including customary benefits thereunder) and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries and Guarantees issued by the Company or any of its Restricted Subsidiaries for the benefit of the Company or any of its Restricted Subsidiaries, as the case may be, in accordance with Section 4.09;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company or any Restricted Subsidiary solely because the Company or any Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(4) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(5) issuances and sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6) Restricted Payments that are permitted by Section 4.07 and Permitted Investments (other than pursuant to clause (1), clause (3) or clause (15) of the definition of Permitted Investments);

(7) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and on the material terms substantially as described in this offering memorandum, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms as a whole are not more disadvantageous to the Holders of the Notes than the terms of the agreements in effect on the Issue Date as reasonably determined by the Company;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that such transaction complies with the requirements of clause (1) of the first paragraph of this covenant;

(9) transactions pursuant to agreements or other arrangements as described in the Offering Memorandum in the section entitled “Certain Relationships and Related Party Transactions;” and

(10) agreements providing for the provision of administrative, treasury, accounting, management or other similar corporate services by the Company or any Restricted Subsidiary to an Affiliate; provided that any such agreement shall comply with the requirements of Section 4.11(a)(1).

SECTION 4.12. Liens

The Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

SECTION 4.13. Business Activities

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.14. Corporate Existence

Subject to Article 5 , the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its

Subsidiaries, except in each of clauses (i) and (ii) above, where the failure to do so would not have a material adverse effect on the ability of the Company to perform its obligations under the Notes or this Indenture.

SECTION 4.15. Offer to Repurchase upon Change of Control

If a Change of Control occurs, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment Date”). No later than 20 days following any Change of Control, the Company shall mail a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to this Section 4.15 (and describing the transaction or transactions that constitute the Change of Control) and that all Notes validly tendered and not withdrawn shall be accepted for payment; (ii) the purchase price and Change of Control Payment Date, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed; (iii) that any Note not tendered shall continue to accrue interest and Additional Interest, if any; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, as of the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders shall be entitled to withdraw their election if the Company, a Depositary if appointed by the Company, or a Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount at maturity to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the this Section 4.15 by virtue of such compliance.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Holder in whose name a Note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to this Indenture as described in Section 3.03, unless and until there is a default in payment of the applicable redemption price.

SECTION 4.16. Additional Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date , then the Company shall cause such Domestic Subsidiary on the date on which it was acquired or created to become a Guarantor and execute a supplemental indenture in form and substance set forth in Exhibit E pursuant to which such Domestic Subsidiary shall guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes on a senior secured basis. In addition, if any of the Company’s Foreign Subsidiaries guarantees any Indebtedness of the Company or any Guarantor, then the Company shall cause such Foreign Subsidiary to simultaneously become a Guarantor and execute a supplemental indenture in form and substance set forth in Exhibit E pursuant to which such Foreign Subsidiary shall guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes on a senior secured basis. In addition, the Company shall cause such Subsidiary to become a party to the Collateral Documents and the Intercreditor Agreement and take such actions necessary or advisable (to the extent permitted by applicable law, rule or regulation) to grant to the Collateral Agent, for the benefit of itself and the Holders of the Notes, a perfected security interest in any Collateral (other than Excluded Assets) held by such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement. The foregoing provisions shall not apply to Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.17. Designation of Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) or Section 4.07(b)(12) or under one or more clauses of the definition of Permitted Investments, as determined by the Company. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. If immediately prior to a Person being designated as an Unrestricted Subsidiary an Investment was made in such Person which resulted in such Person becoming a Subsidiary, only the amount of such Investment will further reduce the amount available for Restricted Payments under Section 4.07(a) or Section 4.07(b)(12) or under one or more clauses of the definition of Permitted Investments, as determined by the Company. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary at any time if the redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and is permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence as a result of such designation.

All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries. All designations of Subsidiaries as Unrestricted Subsidiaries and revocations thereof must be evidenced by filing with the Trustee resolutions of the Board of Directors of the Company and an Officer’s Certificate certifying compliance with the foregoing provisions.

SECTION 4.18. Payments for Consent

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement unless such consideration is offered to be paid to all Holders of the Notes and is paid to all Holders of the Notes or to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (the “Successor Person”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Successor Person (if other than the Company) expressly assumes all the obligations of the Company under the Notes, this Indenture, the Registration Rights Agreement, the Collateral Documents (as applicable) and the Intercreditor Agreement pursuant to agreements reasonably satisfactory to the Trustee and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Company or the Successor Person (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the provisions of this Indenture.

For purposes of this Section 5.01, the sale, assignment, transfer, conveyance, lease or other disposition to a Person other than the Company or another Restricted Subsidiary of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Collateral Documents, but, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of, and interest on the Notes.

Without complying with the preceding clause (4), (i) any Restricted Subsidiary may consolidate with, merge into, sell, assign, convey, lease or otherwise transfer all or part of its properties and assets to the Company or to any Guarantor, (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (iii) the Company may merge with an Affiliate for the purpose of forming or collapsing a holding company structure; provided that any such holding company’s only material asset is Equity Interests of the Company and so long as the owners of the Voting Stock of the Company immediately before giving effect to such transaction and the owners of the Voting Stock of such holding company immediately after giving effect to such transaction are substantially similar.

SECTION 5.02. Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 , the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein. The predecessor company shall be relieved from the obligation to pay the principal of and interest on the Notes (and its obligations to the Trustee pursuant to Section 7.07) in the case of a merger, consolidation, sale or other disposition of all or substantially all of the properties and assets of all of the Company that meets the requirements of Section 5.01 .

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with (a) the provisions of Section 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 or 10.03; or (b) any of its obligations under the Collateral Documents;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (not subject to appeal) aggregating in excess of $10.0 million (net of any amounts which are bonded or which a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

(8) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding before a court of competent jurisdiction to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the Company or any Guarantor, or any Person acting on behalf of the Company or any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee to which it is a party;

(9) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(11) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Collateral Documents or the Intercreditor Agreement, (B) any security interest created thereunder or under this Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (C) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

The term “Custodian” means any receiver, Trustee, assignee, liquidation, sequestrator or similar official under any Bankruptcy Law.

SECTION 6.02. Acceleration

In the case of an Event of Default arising from clause (9) or (10) of the first paragraph of Section 6.01, with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Trustee and the Company, may declare all the Notes to be due and payable. Notwithstanding anything contained in this Indenture or the Notes to the contrary, upon such a declaration, the principal, premium, interest and Additional Interest, if any, on the Notes will become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) of Section 6.01 shall have occurred and be continuing, the declaration of acceleration of the Notes shall be automatically annulled if the Event of Default or Payment Default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Any acceleration declaration with respect to the Notes and the consequences thereof may be rescinded and annulled by the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes by written notice to the Trustee, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes, if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration, (ii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iii) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances to the extent provided under this Indenture and (iv) in the event of the cure or waiver of a Default or Event of Default of the type described in clauses (9) and (10) of the first paragraph of Section 6.01, the Trustee has received an Officer’s Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The exercise of rights and remedies under this Indenture by the Trustee and Holders of the Notes shall be subject to the terms of the Collateral Documents and the Intercreditor Agreement.

SECTION 6.03. Other Remedies

Subject to the terms and provisions of the Intercreditor Agreement, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium on, Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

Subject to the terms and provisions of the Intercreditor Agreement, the Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults

Subject to Section 9.02 and in any event in accordance with the conditions set forth in the last paragraph of Section 6.02, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder or compliance with any provision of this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest on, or interest on the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority

Subject to the provisions of this Indenture relating to the duties of the Trustee or the Collateral Agent, in case an Event of Default shall occur and be continuing, the Trustee or the Collateral Agent shall be under no obligation to exercise any of its rights or powers under this Indenture, the Collateral Documents or the Intercreditor Agreement at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee or the Collateral Agent reasonable indemnity against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee, Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal cost or liability.

SECTION 6.06. Limitation on Suits

Except to enforce its right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, a Holder of a Note may pursue a remedy with respect to this Indenture, the Notes, any Subsidiary Guarantee, the Collateral Documents or the Intercreditor Agreement only if:

(a) such Holder of a Note has previously given the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07. Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee

Subject to the terms and provisions of the Intercreditor Agreement, if an Event of Default specified in clause (1) or (2) of the first paragraph of Section 6.01 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim

Subject to the terms and provisions of the Intercreditor Agreement, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 . To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities

Subject to the terms and provisions of the Intercreditor Agreement, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture shall be paid in the following order:

First: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.07 , including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 , or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the Trustee need perform only those duties that are specifically set forth herein and therein and no others, and no implied covenants or obligations shall be read into any such document or agreement against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, its own bad faith or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) or (d) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 .

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee

(a) The Trustee may, in the absence of bad faith on its part, conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel selected by it and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, to the extent necessary and consistent with each inquiry or investigation, the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(i) The Trustee shall not be deemed to have notice, nor shall it be charged with knowledge, of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian employed to act hereunder.

(k) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles or officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(n) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) Except with respect to Section 4.04, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 10 and Article 12. In addition, delivery of reports, information and documents to the Trustee under Article 4 (other than Section 4.04) is for information purposes only and the Trustee shall have no duty to review the same regarding Company performance of its obligation hereunder.

SECTION 7.03. Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. If the Trustee does become a creditor of the Company or any Guarantor, this Indenture limits its rights to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 .

SECTION 7.04. Trustee’s Disclaimer

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any security for the payment of the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 10 Business Days of becoming aware of any Default or Event Default. Except in the case of a Default or Event of Default in payment of principal of, premium and Additional Interest, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06. Reports by Trustee to Holders of the Notes

Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(1) and TIA § 313(b)(2) to the extent applicable. The Trustee shall transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

SECTION 7.07. Compensation and Indemnity

The Company shall pay to the Trustee and the Collateral Agent, from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Collateral Agent promptly upon written request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agent’s agents and counsel.

The Company and the Guarantors shall indemnify the Trustee and the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith or willful misconduct. The Trustee and the Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent to so notify the Company shall not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor shall defend the claim and the Trustee or the Collateral Agent shall cooperate in the defense. To the extent there exists a conflict or potential conflict of interest, the Trustee or the Collateral Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee or the Collateral Agent, the satisfaction and discharge of this Indenture and the termination of this Indenture.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture.

In addition and without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in clauses (9) or (10) of the first paragraph of Section 6.01 occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08. Replacement of Trustee

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as trustee to the successor trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 . Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b). Nothing herein shall prohibit the Trustee from making the application to the Commission referred to in paragraph (ii) of TIA § 310(b)(i).

SECTION 7.11. Preferential Collection of Claims Against the Company

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02. Legal Defeasance and Discharge

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 , be deemed to have been discharged from all of its obligations with respect to all outstanding Notes (including Subsidiary Guarantees), this Indenture, the Collateral Documents and the Intercreditor Agreement, and the Guarantors shall be deemed to have been discharged with respect to their Subsidiary Guarantees, the Indenture, the Collateral Documents and the Intercreditor Agreement (hereinafter, “Legal Defeasance”), in each case, on the date the conditions set forth below are satisfied, and the Collateral will be released from the Liens securing the Notes upon the Legal Defeasance. For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including Subsidiary Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have cured all existing Events of Default and satisfied all its other obligations under such Notes, the Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same); provided that the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 , and as more fully set forth in such Section 8.04, payments in respect of the principal of or premium, if any, Additional Interest, if any, or interest on the Notes when such payments are due, (b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes and mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantor’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this

Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 .

SECTION 8.03. Covenant Defeasance

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 , be released from its obligations under the covenants contained in Article 4 (other those in Sections 4.01, 4.02, 4.06 and 4.14), in clauses (3), (4) and (5) of Section 5.01, in Article 10, in Article 11 and Article 12 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 , but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, clauses (6) through (8) and clause (11) of the first paragraph of Section 6.01 shall not constitute Events of Default. In addition, the Subsidiary Guarantees will be terminated and released and the Guarantors discharged with respect to their Subsidiary Guarantees, the Indenture, the Collateral Documents and the Intercreditor Agreement, and the Collateral will be released from the Liens securing the Notes upon the Covenant Defeasance.

SECTION 8.04. Conditions to Legal or Covenant Defeasance

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the Stated Maturity or on the applicable redemption date specified by the Company, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions

Subject to Section 8.06 , all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal of or premium, if any, Additional Interest, if any, or interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to the Company

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or premium, if any, Additional Interest, if any, or interest on the Notes and remaining unclaimed for two years after such principal, and premium, if any, Additional Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.07. Reinstatement

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 , as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantor’s obligations under this Indenture and the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 , as the case may be; provided that, if the Company has made any payment of principal of, premium, if any, Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes

Notwithstanding Section 9.02, and subject to the terms and provisions of the Intercreditor Agreement, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement and the Subsidiary Gurantees without the consent of any Holder of a Note to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement;

(5) provide for the issuance of Additional Notes and Exchange Notes in accordance with the provisions set forth in this Indenture;

(6) evidence and provide for the acceptance of an appointment of a successor trustee;

(7) conform the text of this Indenture, the Subsidiary Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement to any provision of the Description of the Notes in the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement;

(8) release a Guarantor from its obligations under its Subsidiary Guarantee, the Notes or this Indenture in accordance with the applicable provisions of this Indenture;

(9) add Subsidiary Guarantees with respect to the Notes;

(10) add additional Collateral to secure the Notes;

(11) release Liens in favor of the Collateral Agent in the Collateral as provided in Section 12.07;

(12) comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(13) to comply with the rules of any applicable securities depositary;

(14) to provide, in accordance with the provisions of the Intercreditor Agreement, for the amendment or supplement of the Collateral Documents or the Intercreditor Agreement with respect to Second Priority Collateral in order to reflect conforming amendments or supplements made to the security documents evidencing the Liens securing the Credit Agreement; or

(15) to provide for the accession or succession of any parties to the Collateral Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of a Credit Agreement or any other agreement or action that is not prohibited by this Indenture.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

In addition, without the consent of any Holder of Notes, any amendment, waiver or consent agreed to by the administrative agent under the Credit Agreement (or by the requisite lenders thereunder) in accordance with the Intercreditor Agreement under any provision of the security documents granting the first-priority lien on any Second-Priority Collateral will automatically apply to the comparable provisions of the comparable Collateral Documents entered into in connection with the Notes.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 , the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes

Except as provided in Section 9.01 or below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.09 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of (or the premium on) or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions of Section 4.10 and 4.15);

(3) reduce the rate of or change the time for payment of interest or Additional Interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in a currency other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 or 4.15);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:

(1) modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner adverse to the Holders of the Notes or otherwise release any Collateral other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreement; or

(2) modify the Intercreditor Agreement in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 , the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

SECTION 9.03. Compliance with Trust Indenture Act

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05. Notice of Amendment; Notation on or Exchange of Notes

After any amendment under this Article becomes effective, the Company shall mail to Holders of Notes a notice briefly describing such amendment. The failure to give such notice to all Holders of Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement, in the sole discretion of the Trustee, does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 ) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 , an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

SUBSIDIARY GUARANTEES

SECTION 10.01. Guarantee

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, premium and Additional Interest, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(e) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 , such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(f) The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

SECTION 10.02. Limitation on Guarantor Liability

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.03. Guarantors May Consolidate, etc., on Certain Terms

The Company shall not permit any Guarantor to consolidate with or merge with or into any Person (other than the Company or another Guarantor) and shall not permit the conveyance, transfer or lease of all or substantially all of the assets of any Guarantor unless:

(a) if such Person remains a Guarantor, the resulting, surviving or transferee Person will be a Person organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such Person (if not the Company or such Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Subsidiary Guarantee, this Indenture, the Registration Rights Agreement, the related Collateral Documents and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(b) immediately after giving effect to such transaction, no Default of Event of Default shall have occurred and be continuing; and

(c) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the provisions of this Indenture.

SECTION 10.04. Releases of Subsidiary Guarantees

The Subsidiary Guarantee of a Guarantor will be automatically released:

(1) in connection with any sale, disposition or other transfer (including through merger, consolidation or spin-off) of Equity Interests of such Guarantor, following which such Guarantor is no longer a Subsidiary of the Company, to a Person that is not (after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if such sale, disposition or other transfer is not prohibited by the applicable provisions of this Indenture;

(2) with respect to any Foreign Subsidiary, the Guarantee which resulted in the creation of the Subsidiary Guarantee is released or discharged, except a discharge or release by or as a result of payment by such Foreign Subsidiary under such Guarantee;

(3) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(4) upon the Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes and the Subsidiary Guarantees as provided in Article 8 and Article 11.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge

This Indenture, the Collateral Documents and the Intercreditor Agreement shall be discharged and will cease to be of further effect as to all Notes and Subsidiary Guarantees issued hereunder, and the Collateral will be released from the Liens securing the Notes and Subsidiary Gurantees except as to surviving rights of registration of transfer or exchange of the Notes, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year or have been or will be called for redemption and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to, but excluding the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit shall not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent under this Indenture relating to satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to Section 11.01(1)(b), the obligations of the Trustee under Section 11.02, shall survive.

SECTION 11.02. Application of Trust Funds

Subject to Section 11.03 , all cash and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including, if applicable, the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such cash and securities need not be segregated from other funds except to the extent required by law.

SECTION 11.03. Repayment to Company

Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Company.

SECTION 11.04. Reinstatement

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Sections 11.01 and 11.02, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 11.01 and 11.02 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Sections 11.01 and 11.02 , as the case may be; provided that, if the Company makes any payment of principal of, premium on, if any, or interest or Additional Interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL AND SECURITY

SECTION 12.01. The Collateral

The due and punctual payment of the principal of, premium, if any, Additional Amounts, if any, and interest (including Additional Interest) on the Notes and the Subsidiary Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Subsidiary Guarantees thereof and performance of all other Obligations under this Indenture and the Notes and the Subsidiary Guarantees thereof and the Collateral Documents, shall be secured by (i) first-priority Liens and security interests on the First Priority Collateral and (ii) second-priority Liens and security interests on the Second Priority Collateral, in each case subject to Permitted Liens, as provided in the Collateral Documents which the Company and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and will be secured pursuant to all Collateral Documents hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement and the Collateral Agent is hereby authorized and directed to execute and deliver the Collateral Documents and the Intercreditor Agreement.

Each Holder, by its acceptance of any Notes and the Subsidiary Guarantees thereof, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents in accordance therewith.

The Trustee and each Holder, by accepting the Notes and the Subsidiary Guarantees thereof, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreement and actions that may be taken thereunder.

SECTION 12.02. Further Assurances

The Company shall, and shall cause each Guarantor to, at their sole expense, do or cause to be done all acts and things which may be reasonably necessary, or which the Trustee from time to time may reasonably request, which request the Trustee shall not be obligated to make, to confirm that the Collateral Agent holds, for the benefit of the Holders of the Notes and the Subsidiary Guarantees thereof and the Trustee, duly created, enforceable and perfected first or second priority Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens) as contemplated by the Collateral Documents and the Intercreditor Agreement.

As necessary, or upon request of the Trustee, which request the Trustee shall not be obligated to make, the Company shall, and shall cause each Guarantor to, at their sole expense, execute, acknowledge and deliver such Collateral Documents, the Intercreditor Agreement, instruments, certificates, notices and other documents and take such other actions as may be reasonably necessary or which the Trustee may reasonably request to create, perfect, protect, assure, transfer, confirm or enforce the Liens and benefits intended to be conferred as contemplated by this Indenture, the Collateral Documents and the Intercreditor Agreement for the benefit of the Holders of the Notes and the Subsidiary Guarantees thereof and the Trustee, including with respect to after acquired Collateral, to the extent permitted by applicable law, rule or regulation. If the Company or such Subsidiary fails to do so, the Trustee is hereby irrevocably authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such Collateral Documents, the Intercreditor Agreement, instruments, certificates, notices and other documents and, subject to the provisions of the Collateral Documents and the Intercreditor Agreement, take such other actions in the name, place and stead of the Company or such Subsidiary, but the Trustee shall have no obligation to do so and no liability for any action taken or omitted by it in good faith in connection therewith.

The Company shall otherwise comply with the provisions of TIA § 314(b). Promptly after the effectiveness of this Indenture, to the extent required by the TIA, the Company shall deliver the opinion(s) required by TIA § 314(b)(1). Subsequent to the execution and delivery of this Indenture, to the extent required by the TIA, the Company shall furnish to the Trustee on or prior to each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Lien on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Lien.

To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property and the substitution therefor of any property to be pledged as Collateral for the Notes and the Subsidiary Guarantees therefor, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company shall not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral, and Collateral may be released without compliance with TIA § 314(d) as provided in Section 12.07.

SECTION 12.03. After-Acquired Property

Upon the acquisition by the Company or any Guarantor after the Issue Date of (1) any assets other than Excluded Assets, including, but not limited to, any after-acquired real property with a value greater than $1.0 million or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the First Priority Collateral or Second Priority Collateral, as applicable, or (2) any Additional Assets out of the net cash proceeds from any issuance of Additional Notes or in compliance with Section 4.10 , the Company or such Guarantor shall, subject to the Intercreditor Agreement, execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Notwithstanding anything herein to the contrary, if granting or perfecting any Lien to secure the Notes on any Collateral that consists of rights that are licensed or leased from a third-party requires the consent of such third party pursuant to the terms of an applicable license or lease agreement, and such terms are enforceable under applicable law, the Company or the relevant Guarantor, as the case may be, shall use all commercially reasonable efforts to obtain such consent with respect to the granting or perfecting of such Lien, but if the third party does not consent to the granting or perfecting of such Lien after the use of commercially reasonable efforts, none of the Company or the Guarantors shall be required to do so.

SECTION 12.04. Impairment of Security Interest

Neither the Company nor any of its Restricted Subsidiaries shall take nor shall the Company or any Guarantor omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders of the Notes with respect to the Collateral. Neither the Company nor any of the Guarantors shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Company nor any of the Guarantors shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement.

SECTION 12.05. Real Estate Mortgages and Filings

With respect to any fee or ground lease interest in any real property located in the United States (individually and collectively, the “Premises”) owned by the Company or a Guarantor on the Issue Date or acquired by the Company or a Guarantor after the Issue Date (if such acquired real property exceeds $1.0 million in fair market value):

(1) the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the Holders of the Notes in the amounts and in the form necessary, with respect to the property purported to be covered by such Mortgage, to ensure that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent available, such other necessary endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; provided that any such title insurance policies may be delivered up to 30 days after the date on which the surveys described in clause (3) below are delivered; and

(3) the Company shall, or shall cause its Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection therewith), local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements, as the initial purchasers and their counsel shall reasonably request; provided that any survey requested on or prior to the Issue Date may be delivered up to 60 days after the Issue Date, and (y) with respect to each of the covered Premises acquired after the Issue Date, such filings, surveys, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.

SECTION 12.06. Restrictions on Enforcement of Liens on Second Priority Collateral

Whether or not an insolvency or liquidation proceeding has been commenced by or against the Company or any Guarantor, the Collateral Agent, the Trustee and the Holders of Notes shall not exercise or seek to exercise any rights or remedies with respect to any Liens on the Second Priority Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) other than as provided in the Intercreditor Agreement, whose provisions shall be binding on the Collateral Agent, the Trustee, and the Holders of the Notes as if such provisions were set forth in their entirety in this Indenture.

Upon a foreclosure and sale of the interests of the Company and the Guarantors in Parkdale America, LLC, Parkdale Mills Incorporated, the Company’s joint venture partner, shall have the right to purchase all of the Company’s and the Guarantors’ interest in Parkdale America, LLC at fair market value, upon the terms and provisions set forth in the operating agreement of Parkdale America, LLC.

SECTION 12.07. Release of Liens on the Collateral

(a) The Liens on the Collateral will be released with respect to the Notes:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge of this Indenture as set forth in Article 11;

(3) in whole, upon a Legal Defeasance or Covenant Defeasance as set forth in Article 8 ;

(4) in part, as to any property constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of its Restricted Subsidiaries in a transaction permitted by Section 4.10 or by the Collateral Documents, to the extent of the interest sold or disposed of, (B) that is cash or Net Proceeds withdrawn from a Collateral Account for any one or more purposes permitted by Section 4.10 or by Section 2.15 (C) that is of the nature described in clause (1), clause (5), clauses (7) through (15) of the second paragraph in the definition of “Asset Sale,” and is subject to a disposition as therein provided, (D) that constitutes Excess Collateral Proceeds that remain unexpended after the conclusion of a Collateral Sale Offer conducted in accordance with this Indenture, (E) that is owned or at any time acquired by a Subsidiary of the Company that has been released from its Subsidiary Guarantee in accordance with this Indenture, concurrently with the release thereof, (F) that is Capital Stock, upon the dissolution of the issuer of such Capital Stock in accordance with the terms of this Indenture; or (G) otherwise in accordance with, and as expressly provided for under, this Indenture;

(5) with the consent of the Holders of at least 75% of the aggregate principal amount of the Notes affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

(6) on any of the Second Priority Collateral, upon any release thereof by the agent under the Credit Agreement (or the requisite lenders thereunder) or as otherwise authorized or directed by such agent or lenders (other than in connection with the expiration or termination of the Credit Agreement); provided, however, that if there is reinstated a Lien securing Credit Agreement obligation on any or all of the Second Priority Collateral upon which the Lien securing the Notes has been released pursuant to this clause (6) then the Lien securing the Notes on such Second Priority Collateral will also be deemed reinstated on a second priority basis;

provided, that, in the case of any release in whole pursuant to clauses (1), (2), (3), (5) and (6) above, all amounts owing to the Trustee under this Indenture, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement have been paid.

(b) To the extent required, the Company shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and this Indenture:

(1) an Officer’s Certificate and Opinion of Counsel and such other documentation as required by this Indenture; and

(2) all documents required by §314(d) of the Trust Indenture Act, the Collateral Documents, the Intercreditor Agreement and this Indenture.

Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Company or such Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or its Guarantors, as the case may be, the released Collateral.

(c) Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

(d) The Company and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Collateral Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of this Indenture or any of the Collateral Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business as permitted by Section 4.10 ; (vii) making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Collateral Documents; and (viii) abandoning any intellectual property which is no longer used or useful in the Company’s business. The Company shall deliver to the Collateral Agent, within 30 calendar days following the end of each six-month period beginning on May 15 and November 15 of any year, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) pursuant to this Section 12.07(d) in which no release or consent of the Collateral Agent was obtained in the ordinary course of the Company’s and the Guarantors’ business were not prohibited by this Indenture.

SECTION 12.08. Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents

Subject to the provisions of this Indenture, including Article 7, the Collateral Documents and the Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems reasonably necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and the Intercreditor Agreement and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of this Indenture, including Article 7, the Collateral Documents and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

Upon the reasonable request of the Trustee or the Collateral Agent, where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(1) a request from the Company that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the Issue Date, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper, provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3) an Officer’s Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Indenture;

(4) an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(5) such financing statements, if any, as the Company shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

The Trustee or the Collateral Agent, in giving any consent or approval under the Collateral Documents or the Intercreditor Agreement, shall be entitled to receive, upon their reasonable request, as a condition to such consent or approval, an Officer’s Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate and Opinion of Counsel.

SECTION 12.09. Collateral Accounts

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement.

The Trustee shall, as promptly as reasonably practicable after the Issue Date, establish the First Priority Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Trustee. The First Priority Collateral Account shall be a trust account and shall be established and maintained by the Trustee at one of its corporate trust offices (which may include the New York corporate trust office) and all Collateral shall be credited thereto. All cash and Cash Equivalents received by the Trustee from Asset Sales of First Priority Collateral, Recovery Events involving First Priority Collateral, foreclosures of or sales of the First Priority Collateral, issuances of Additional Notes (up to 95% of such proceeds) and other awards or proceeds pursuant to the Collateral Documents, shall be deposited in the First Priority Collateral Account, and thereafter shall be held, applied and/or disbursed by the Trustee in accordance with the terms of this Indenture. All such proceeds and other awards received pursuant to the Collateral Documents from

Second Priority Collateral shall be deposited in the Second Priority Collateral Account and applied, in each case, as provided by the Intercreditor Agreement. In connection with any and all deposits to be made into the First Priority Collateral Account under this Indenture, the Collateral Documents or the Intercreditor Agreement, the Trustee and/or the Collateral Agent, as applicable, shall receive an Officer’s Certificate directing the Trustee and/or the Collateral Agent to make such deposit.

Pending the distribution of funds in the First Priority Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder, such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. Provided that no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to sell, liquidate or cause the redemption of any such investments, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the First Priority Collateral Account may be used by the Company for purposes permitted by this Indenture. The Trustee shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 12.09.

SECTION 12.10. The Collateral Agent

(a) The Trustee may, from time to time, appoint a Collateral Agent hereunder. The Collateral Agent may be delegated any one or more of the duties or rights of the Trustee hereunder or under the Collateral Documents or the Intercreditor Agreement. The Collateral Agent shall be a Person who would be eligible to act as Trustee under this Indenture. The Collateral Agent shall have the rights and duties as may be specified in an agreement between the Trustee and such Collateral Agent. The Trustee shall be the initial Collateral Agent. Neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act under this Indenture or the Collateral Documents, except for its own gross negligence or willful misconduct.

(b) The Trustee and the Collateral Agent are authorized and directed to (i) enter into the Collateral Documents and the Intercreditor Agreement, (ii) bind the Holders on the terms as set forth therein and (iii) perform and observe their obligations under the Collateral Documents and the Intercreditor Agreement.

(c) The Collateral Agent is authorized to enter into successor agreements to the Collateral Documents and the Intercreditor Agreement as provided in such documents and in this Indenture.

(d) The Collateral Agent shall be entitled to indemnity and compensation as provided in Section 7.07 hereof.

SECTION 12.11. Replacement of the Collateral Agent

A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent will become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 12.11.

(b) The Collateral Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Collateral Agent by so notifying the Trustee and the Company in writing. The Company may remove the Collateral Agent if:

(i) the Collateral Agent fails to be eligible to act as such pursuant to Section 12.10 hereof;

(ii) the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Collateral Agent under the Bankruptcy Code;

(iii) a custodian or public officer takes charge of the Collateral Agent or its property;

(iv) in order to appoint a successor Collateral Agent in connection with the incurrence of Permitted Refinancing Indebtedness with respect to more than 50% of aggregate principal amount of Notes then outstanding; or

(v) the Collateral Agent becomes incapable of acting as a collateral agent.

(c) If the Collateral Agent resigns or is removed or if a vacancy exists in the office of Collateral Agent for any reason, the Company will promptly appoint a successor Collateral Agent. Within one year after the successor Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Collateral to replace the successor Collateral Agent appointed by the Company.

(d) If a successor Collateral Agent does not take office within 30 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Company, or the holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(e) If the Collateral Agent, after written request by any Holder who has been a Holder for at least six months, fails to be eligible to act as a Collateral Agent pursuant to Section 12.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Collateral Agent and the appointment of a successor Collateral Agent.

(f) A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Collateral Agent will become effective, and the successor Collateral Agent will have all the rights, powers and duties of the Collateral Agent under this Indenture. The successor Collateral Agent shall mail a notice of its succession to Holders. The retiring Collateral Agent will promptly transfer all property held by it as Collateral Agent to the successor Trustee and execute and deliver any Supplemental Indentures, modifications of the Intercreditor Agreement, Collateral Documents and other documents as are necessary to evidence such succession.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies any provision of the Trust Indenture Act which may be so modified, the latter provision shall be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any provision of the TIA which may be so excluded, the latter provision shall be deemed to be so excluded from this Indenture.

SECTION 13.02. Notices

Any notice or communication to the Company, any Guarantor or the Trustee to each other shall be in writing (which may be a facsimile, receipt confirmed) and delivered in person, by facsimile transmission, by overnight courier guaranteeing next day delivery or mailed by first class mail addressed as follows:

If to the Company or any Guarantor:

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, NC 27410

Attn: Charles McCoy, Esq.

Fax: (336) 856-4364

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Lawrence G. Wee

Facsimile: (212) 757-3990

If to the Trustee:

U.S Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Richard Prokosch

Facsimile: 651-495-8097

Re: Unifi, Inc.

The Company, any Guarantor or the Trustee, by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: when received, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next

Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03. Communication by Holders of Notes with Other Holders of Notes

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 13.04. Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 13.05 ) stating that, in the opinion of the signer, all conditions precedent (including any covenants compliance with which constitutes a condition precedent) provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.05 ) stating that, in the opinion of such counsel, all such conditions precedent (including any covenants compliance with which constitutes a condition precedent) have been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or given an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it related to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 13.05. Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the person(s) making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has or they have made such examination or investigation as is necessary to enable such person or persons to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such persons, such condition or covenant has been satisfied.

SECTION 13.06. Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, manager, general or limited partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Subsidiary Guarantees, the Collateral Documents, the Registration Rights Agreement, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 13.08. Governing Law

THIS INDENTURE, THE SUBSIDIARY GUARANTEES AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 13.09. No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10. Successors

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04.

SECTION 13.11. Severability

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 13.12. Counterpart Originals

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14. Benefits of Indenture

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Agent and its successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture, except as may otherwise be provided pursuant to this Indenture with respect to such Notes.

SECTION 13.15. Legal Holidays

In any case where any interest payment date, redemption date or maturity of any Note, or any date on which a Holder has the right to convert his Note, shall not be a Business Day at any place of payment, then (notwithstanding any other provision of this Indenture or of the Notes (other than a provision of any Note which specifically states that such provision shall apply in lieu of this Section 13.15)) payment of interest or principal (and premium, if any), or conversion of such Note need not be made at such place of payment on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date or redemption date, or at the maturity, or on such date for conversion, as the case may be, and no interest shall accrue on such payment for the intervening period.

SECTION 13.16. Conflicts

In the event of any conflict between (a) this Indenture (on the one hand) and (b) the Intercreditor Agreement and the Collateral Documents (on the other hand), the provisions of the Intercreditor Agreement and the Collateral Documents shall control unless such compliance would violate the TIA.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Indenture this 26th of May 2006.

UNIFI, INC.

By:	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI MANUFACTURING VIRGINIA, LLC

By: Unifi, Inc., as member

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

By: Unifi Manufacturing, Inc., as member

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI MANUFACTURING, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI EXPORT SALES, LLC

By: Unifi, Inc., as member

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

By: Unifi Manufacturing, Inc., as member

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI SALES & DISTRIBUTION, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI INTERNATIONAL SERVICE, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

GLENTOUCH YARN COMPANY, LLC

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

SPANCO INDUSTRIES, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

SPANCO INTERNATIONAL, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI KINSTON, LLC

By: Unifi Manufacturing, Inc. as sole member

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI TEXTURED POLYESTER, LLC

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIFI TECHNICAL FABRICS, LLC

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

CHARLOTTE TECHNOLOGY GROUP, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UTG SHARED SERVICES, INC.

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

UNIMATRIX AMERICAS, LLC

By	CHARLES F. MCCOY
Name: Charles F. McCoy Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	R PROKOSCH
Name: Richard Prokosch Title: Vice President

EXHIBIT A

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert OID legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP No.
ISIN No.
No.

[Face of Note]

11 1/2% Senior Secured Notes due 2014

Principal amount $

UNIFI, INC.

Unifi, Inc., a New York corporation, promises to pay to                         , or registered assigns, the principal sum of                          Dollars on                         , 2014 [or such greater or lesser amount as may be indicated on Schedule A hereto]1.

Interest Payment Dates: May 15 and November 15, commencing                     ,

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this Note is a Global Note, include this provision.

Dated:

UNIFI, INC.

By:
Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [Global] Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTES]

11 1/2% Senior Secured Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Unifi, Inc., a New York corporation (the “Company”), promises to pay interest on the principal amount of this Note at 11 1/2% per annum from May 26, 2006 until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement. The Company shall pay interest and Additional Interest, if any, semi-annually in arrears on May 15 and November 15 of each such year, commencing on November 15, 2006, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance[; provided that if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be the first of May 15 or November 15 to occur after the date of issuance, unless such May 15 or November 15 occurs within one calendar month of such date of issuance, in which case the first Interest Payment Date shall be the second of May 15 or November 15 to occur after the date of issuance]1. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date (each, a “Record Date”), even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal of or premium, if any, Additional Interest, if any, or interest at the office or agency of the Paying Agent and Registrar maintained for such purpose within or without the City and State of New York (which initially shall be the office of the Trustee), or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of or premium, if any, Additional Interest, if any, or interest on, the Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent prior to the applicable Record Date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture (as defined below), shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Company issued the Notes under the Indenture, dated as of May 26, 2006 (“Indenture”), by and among the Company, the subsidiary guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”). The Notes are subject to all such terms, and

[1]	Insert if Notes are Additional Notes.

Holders are referred to the Indenture and TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company, of which $190,000,000 in aggregate principal amount were issued on other Issue Date. Subject to compliance with Section 2.15 of the Indenture, the Company is permitted to issue Additional Notes under the Indenture in an unlimited principal amount. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same class as the Initial Notes) for all purposes of the Indenture, except as otherwise provided under Section 2.16 of the Indenture and unless the context clearly indicates otherwise.

(5) Guarantees. This Note is guaranteed by the Guarantors in the Indenture to the extent provided in the Indenture.

(6) Optional Redemption.

(a) Except as set forth in clause (b) of this Paragraph 6, the Company shall not have the option to redeem the Notes pursuant to Section 3.07 of the Indenture prior to May 15, 2010. On and after such date, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, on the Notes redeemed to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR	Percentage
2010	105.750%
2011	102.875%
2012 and thereafter	100.000%

If the redemption date is on or after an interest payment Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the Note is registered at the close of business on such Record Date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Company.

(b) Notwithstanding the provisions of clause (a) of this Paragraph 6, at any time prior to May 15, 2009 the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes (without duplication for Exchange Notes issued in exchange for Notes issued under the Indenture) issued under the Indenture (including Additional Notes) on any Business Day, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid Additional Interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of Notes (without duplication for Exchange Notes issued in exchange for Notes issued under the Indenture) issued under the Indenture (excluding Notes held by the Company and its Subsidiaries but including Additional Notes) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption.

(7) Repurchase at Option of Holder.

(a) If a Change of Control occurs, the Company shall be required to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes on the terms set forth in the Indenture (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to, but excluding, the date of purchase. No later than 20 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer and certain other terms of the Change of Control Offer as required by the Indenture.

(b) (i) No later than the 365th day after any Asset Sale of Collateral by the Company or any Guarantor or the deposit into the applicable Collateral Account of the Net Proceeds from a Recovery Event (or, at the Company’s option, such earlier date as it may choose), if the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company shall make an offer (a “Collateral Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes to which the Collateral Sale Offer applies that may be purchased out of the Excess Collateral Proceeds. The offer price in any Collateral Sale Offer shall be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, and shall be payable in cash, in each case, in integral multiples of $1,000; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Sales of Second Priority Collateral, the Company may, prior to making a Collateral Sale Offer, make a prepayment with respect to Indebtedness that is secured by such Second Priority Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders of Notes in accordance with this paragraph. If any Excess Collateral Proceeds remain after consummation of a Collateral Sale Offer, the Company may use those Excess Collateral Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered in such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the portion of each Note to be purchased shall be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Collateral Sale Offer or other application of Excess Collateral Proceeds pursuant to the Indenture, the amount of Excess Proceeds shall be reset at zero.

(ii) No later than the 365th day after any Asset Sale (other than an Asset Sale of Collateral) (or, at the Company’s option, such earlier date as it may choose), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to, but excluding, the date of purchase, and will be payable in cash, in each case, in integral multiples of $1,000. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company to the Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(8) Notice of Redemption. Notices of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations no less than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 in aggregate principal amount and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar need exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Company nor the Registrar need exchange or register the transfer of any Notes for a period of 15 Business Days before a selection of Notes to be redeemed. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, subject to certain exceptions.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes (other than a Default or Event of Default in the payment of the principal of or premium, if any, Additional Interest, if any, or interest on the Notes) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, and subject to the terms and provisions of the Intercreditor Agreement, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes may be amended or supplemented to: cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement; provide for the issuance of Additional Notes and Exchange Notes in accordance with the provisions set forth in the Indenture; evidence and provide for the acceptance of an appointment of a successor trustee; conform the text of the Indenture, the Subsidiary Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement to any provision of the Description of the Notes in the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement; release a Guarantor from its obligations under its

Subsidiary Guarantee, the Notes or the Indenture in accordance with the applicable provisions of the Indenture; add Subsidiary Guarantees with respect to the Notes; add additional Collateral to secure the Notes; release Liens in favor of the Collateral Agent in the Collateral as provided in Section 12.07 of the Indenture; comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; to comply with the rules of any applicable securities depositary; to provide, in accordance with the provisions of the Intercreditor Agreement, for the amendment or supplement of the Collateral Documents or the Intercreditor Agreement with respect to Second Priority Collateral in order to reflect conforming amendments or supplements made to the security documents evidencing the Liens securing the Credit Agreement; or to provide for the accession or succession of any parties to the Collateral Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of a Credit Agreement or any other agreement or action that is not prohibited by the Indenture.

In addition, without the consent of any Holder of Notes, any amendment, waiver or consent agreed to by the Administrative Agent under the Credit Agreement (or by the requisite lenders thereunder) in accordance with the Intercreditor Agreement under any provision of the security documents granting the first-priority lien on any Second-Priority Collateral will automatically apply to the comparable provisions of the comparable Collateral Documents entered into in connection with the Notes.

(12) Events of Default. Events of Default include (1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes; (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 of the Indenture; (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with (a) the provisions of Section 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 or 10.03 of the Indenture; or (b) any of its obligations under the Collateral Documents; (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the Indenture; (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (not subject to appeal) aggregating in excess of $10.0 million (net of any amounts which are bonded or which a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired; (8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding before a court of competent jurisdiction to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the Company or any Guarantor, or any Person acting on behalf of the Company or any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee to which it is a party; (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and (10) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture, the Collateral Documents or the Intercreditor Agreement, (B) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (C) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If any Event of Default (other than an Event of Default described in clause (9) of this Section 12) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Trustee, may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as described in clause (9) of this Section 12, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture or compliance with any provision of the Indenture, except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 10 Business Days upon becoming aware of any Event of Default, to deliver to the Trustee a statement specifying such Event of Default and certain other matters related thereto, unless such Event of Default has been previously cured or waived.

(13) Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) No Recourse Against Others. No director, officer, employee, incorporator, member, manager, general or limited partner or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Registration Rights Agreement, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) Registration Rights Agreement. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement.

(18) CUSIP, ISIN or Other Similar Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19) Security; Intercreditor Agreement. The Company’s and the Subsidiary Guarantors’ Obligations under this Note, the Indenture, the Subsidiary Guarantees and the Collateral Documents are secured as provided in the Indenture and the Collateral Documents, and the Liens securing such Obligations and the enforcement thereof are subject to the Intercreditor Agreement.

(20) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles thereof that would indicate the applicability of the laws of any other jurisdiction.

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                        agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐  Section 4.10                             ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No:

Signature Guarantee*:

(*Participant in a Recognized Signature Guarantee Medallion Program or other signature guarantor acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[3]	If this Note is a Global Note, include this schedule.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, NC 27410

Attn: General Counsel

Fax: (336) 856-4364

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Richard Prokosch

Fax: (651) 495-8097

Re:	11 1/2% Senior Secured Notes due 2014

Reference is hereby made to the Indenture, dated as of May 26, 2006 (the “Indenture”), by and among Unifi, Inc., as issuer (the “Company”), the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                 in such Note[s] or interests (the “Transfer”), to                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RULE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Regulation S and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN IAI GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is exempt from the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and in the Indenture and the Securities Act.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:                         ,

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, NC 27410

Attn: General Counsel

Fax: (336) 856-4364

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Richard Prokosch

Fax: (651) 495-8097

Re:	11 1/2 % Senior Secured Notes due 2014

(CUSIP             )

Reference is hereby made to the Indenture, dated as of May 26, 2006 (the “Indenture”), among Unifi, Inc., as issuer (the “Company”), the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii)

the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] Rule 144A Global Note, Regulation S Global Note or IAI Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:                     ,

EXHIBIT D

FORM OF CERTIFICATE FROM

INSTITUTIONAL ACCREDITED INVESTOR

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, NC 27410

Attn: General Counsel

Fax: (336) 856-4364

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Richard Prokosch

Fax: (651) 495-8097

Re:	11 1/2% Senior Secured Notes due 2014

(CUSIP             )

Reference is hereby made to the Indenture, dated as of May 26, 2006 (the “Indenture”), among Unifi, Inc., as issuer (the “Company”), the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with my proposed purchase of $                 aggregate principal amount of 11 1/2% Senior Secured Notes due 2014 (the “Notes”), I hereby confirm that:

1. I am an institutional “accredited investor” (as defined in 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of my investment in the Notes, and I and any accounts for which I am acting are each able to bear the economic risk of my or its investment.

2. I am acquiring the Notes or beneficial interest therein for my own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which I exercise sole investment discretion.

3. I understand that any subsequent transfer of the Notes, or any interest therein is subject to certain restrictions and conditions set forth in the Notes and the Indenture and I agree to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

4. I understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. I agree, on my own behalf and on behalf of any accounts for which I am acting, that if I should sell the Notes or any interest therein, I will do so only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a “Qualified Institutional Buyer” as defined in Rule

D-1

144A under the Securities Act that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A inside the United States, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, and I further agree to provide to any person purchasing a Note from me in a transaction meeting the requirements of clauses (a) through (e) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

5. I understand that, on any proposed resale of the Notes or beneficial interest therein, I will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. I further understand that the Notes purchased by me will bear a legend to the foregoing effect.

6. I am acquiring the Notes for investment purposes only with no present intention to resell the Notes.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Institutional Accredited Investor]

By:
Name:
Title:

Dated:                     ,

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

This SUPPLEMENTAL INDENTURE, dated as of                             , 200__, among                              (the “Guaranteeing Subsidiary”), a subsidiary of Unifi, Inc. (or its permitted successor), a New York corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee (the “Trustee).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors and the Trustee entered into an Indenture (the “Indenture”), dated as of May 26, 2006, pursuant to which the Company has issued $190,000,000 in aggregate principal amount of 11 1/2% Senior Secured Notes due 2014 (the “Notes”);

WHEREAS, Section 9.01(9) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add Subsidiary Guarantees with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, the Guarantors and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, the Guaranteeing Subsidiary, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Guaranteeing Subsidiary, the Company, the Guarantors and the Trustee.

ARTICLE 2

Section 2.01. The Guaranteeing Subsidiary hereby agrees to be bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as a Guarantor therein and as if such party executed the Indenture on the date thereof.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.

Section 3.03. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.04. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

Section 3.05. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this letter agreement.

Section 3.07. The recitals hereto are statements only of the Company, the Guarantors and the Guaranteeing Subsidiaries and shall not be considered statements of or attributable to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

UNIFI, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

SCHEDULE 1

ASSETS HELD FOR SALE

Location	Machines
Idle Machinery
Plant 1, Madison - Texturing	50
Plant 7, Madison - Covering	181
Plant 5, Madison - Covering	206
Plant 1 Twisting, Yadkinville	17
Plant 2 Commingle, Yadkinville	27
Total	481

I-1